Exhibit 3.12

PARTNERSHIP AGREEMENT

OF

TEXAS UNWIRED

PARTNERSHIP AGREEMENT

OF

TEXAS UNWIRED

THIS PARTNERSHIP AGREEMENT (this “Agreement”) is entered into effective as of October 22, 1999 (the “Effective Date”), by and among LOUISIANA UNWIRED LLC, a Louisiana limited liability company (“Unwired”), FORT BEND TELEPHONE COMPANY, a Texas corporation (“Fort Bend”), and XIT LEASING, INC., a Texas corporation (“XIT”) (collectively, the “Partners”), on the following terms and conditions:

ARTICLE I

THE PARTNERSHIP

SECTION 1.1 FORMATION. The Partnership is hereby formed as a Louisiana general partnership effective as of the Effective Date pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

SECTION 1.2 NAME. The name of the Partnership shall be Texas Unwired, or such other name as the Partners may determine from time to time, and all business of the Partnership shall be conducted in such name or a trade name (which may be the name of the Managing Partner) selected by the Managing Partner. Such name shall be recorded as an assumed name as required by the laws of the State of Texas and the State of Louisiana.

SECTION 1.3 ORGANIZATION. The Partnership is organized under the Louisiana Civil Code (the “Act”). Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Partners, and the administration and termination of the Partnership, shall be governed by the Act, as amended from time to time.

SECTION 1.4 PURPOSE. The purpose of the Partnership is to (i) develop, construct, own, lease, operate and/or manage, pursuant to written agreements with Sprint, the personal communications service system in the BTAs for Beaumont, Texas and Lufkin, Texas formerly managed for Sprint by Meretel, (ii) sell personal communications services in such BTAs, and (iii) conduct such activities as may be necessary or appropriate in connection with the foregoing, including without limitation activities associated with pursuing and taking advantage of Additional Sprint Opportunities. The Partnership shall be a partnership only for such purpose. Except as otherwise specifically provided in this Agreement, or with the unanimous consent of all Partners, the Partnership shall not engage in any activity that is not reasonably necessary or appropriate to accomplish such purpose. No Partner shall have any authority to hold itself out as a general agent of another Partner in any activity not specifically authorized pursuant to this Section 1.4.

SECTION 1.5 PLACE OF BUSINESS. The principal place of business of the Partnership shall be located at Suite 1900, CM Tower, Lake Charles, Louisiana, or such other places within or outside the State of Texas or the State of Louisiana as may be determined by the Managing Partner from time to time.

SECTION 1.6 TERM. The Partnership shall continue until its winding up, liquidation, and dissolution as provided in Article XIII.

SECTION 1.7 TITLE TO PROPERTY. All Partnership Property shall be owned by and in the name of the Partnership as an entity and no Partner shall have any ownership interest in Partnership Property in its individual name or right. Each Partner’s interest in the Partnership shall be personal property for all purposes.

SECTION 1.8 PAYMENTS OF INDIVIDUAL OBLIGATIONS. The credit and assets of the Partnership shall be used solely for the benefit of the Partnership. No asset of the Partnership shall be Transferred or encumbered for or in payment of any individual obligation of any Partner.

SECTION 1.9 TRANSACTIONS WITH PARTNERS.

1.9.1 General Authorization. To the extent permitted by applicable law and except as otherwise provided in this Agreement, the Partnership is hereby authorized to purchase property from, sell property to, or otherwise deal with any Partner, acting on its own behalf, or any Affiliate of any Partner; provided, however, that any such purchase, sale or other transaction shall be in the ordinary cause of the Partnership’s business and shall be made on terms and conditions which are no less favorable to the Partnership than if the sale, purchase, or other transaction had been entered into with an independent third party.

1.9.2 Lending Transactions. Except as otherwise limited in this Agreement, each Partner and any Affiliate thereof may also lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Partnership and, subject to other applicable law, has the same rights and obligations with respect thereto as a Person who is not a Partner; provided, however, that, if a Partner acts as surety, guarantor, or endorser for a Partnership obligation, such act shall be at no cost to the Partnership.

SECTION 1.10 RESCISSION. In the event that Regulatory Approval is not obtained in connection with the formation of the Partnership, this Agreement and the Contribution Agreement(s) shall be rescinded, and all of the Partners’ respective rights and obligations hereunder and thereunder shall be void and terminated as though such agreements were never executed.

ARTICLE II

DEFINITIONS

Capitalized words and phrases used in this Agreement have the following meanings:

“Act” shall have the meaning set forth above in Section 1.3.

“Additional Sprint Opportunities” means any opportunity, whether available to the Partnership, any of the Partners, and/or any of their Affiliates, to provide telecommunications products or services provided by, through, or in association with Sprint and utilizing the Sprint brand name in the Beaumont/Lufkin BTAs.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any officer, director, or general partner of such Person, or (iii) any Person who is an officer, director, general partner or trustee of any Person described in clauses (1) or (ii) of this sentence. For this purpose, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth above in the introductory paragraph. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires. All references to “Section” or “Sections” are to a section or sections of this Agreement unless otherwise specified.

“Authorized Individuals” shall have the meaning set forth in Section 14.2.

“Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy. It is the intent of the Partners that this definition, and the definitions of Voluntary Bankruptcy and Involuntary Bankruptcy, supersede those otherwise set forth in the Act.

“Beaumont/Lufkin Assets” shall mean those certain assets owned by Meretel in connection with its rights to manage a personal communications system for Sprint in the BTAs for Beaumont, Texas and Lufkin, Texas, including without limitation the customer base owned by Meretel with respect to such BTAs, and that will be distributed to the Partners (or Affiliates of the Partners) in partial redemption of their respective interests in Meretel pursuant to the Omnibus Agreement and that certain Distribution Agreement (known as the BL PCS Customer Agreement in the Omnibus Agreement) to be executed by and between the Partners (or Affiliates of the Partners), Meretel, and EATELCORP, INC., a Louisiana corporation (“EATEL”), in connection with the closing of transactions under the Omnibus Agreement.

“Bona Fide Offer” shall mean an unsolicited offer to purchase or acquire an interest in the Partnership that is (a) in writing, (b) is signed by an offeror which is not an Affiliate of the offeree, (c) sets forth all material terms and conditions of the offer, (d) contains representations and warranties by the offeror that it/he/she is a Person financially capable of carrying out the terms of the offer, and capable of satisfying all applicable obligations under this Agreement and the Contribution Agreement, and (e) is in form legally enforceable against the offeror, and binding the offeror to become a Partner and to assume all of the obligations and undertakings of the proposed selling Partner in accordance with the terms of this Agreement.

“BTA” shall mean a basic trading area for broadband personal communications service licenses granted by the FCC.

“Business Day” means a day of the year on which banks are not required or authorized to close in Lake Charles, Louisiana.

“Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i) To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.2 or Section 4.3, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership Property distributed to such Partner;

(ii) To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.2 or Section 4.3, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(iii) In determining the amount of any liability for purposes of subparagraphs (i) and (ii), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or the Partners), are computed in order to comply with such Regulations, the Partners may make such modification, provided that it is not likely to have a material adverse effect on the amounts distributable to any Partner pursuant to Section 13 upon the dissolution of the Partnership. The Partners also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall be included as a Capital Contribution only when the Partnership makes a taxable disposition of the note or (and to the extent) principal payments are made on the note, as provided in Regulations Section 1.704-1(b)(2)(iv)(d)(2).

“Change of Control” shall mean the Transfer of more than 50% of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that a Change of Control shall not include a Transfer to an Affiliate.

“Closing Date” shall have the meaning set forth in Section 11.4.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Confidential Information” means, with respect to the Partnership, each Partner, and any Affiliate thereof, any and all: (a) trade secrets concerning their business and affairs, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, and any other information, however documented, that is a trade secret within the meaning of the common law of the State of Texas or otherwise constitutes information the disclosure of which would be materially detrimental, disadvantageous or embarrassing to any of them; (b) information concerning their business and affairs (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, business opportunities, personnel assignments, contracts, and assets), however documented; and (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for them containing or based, in whole or in part, on any information included in the foregoing.

“Confidential Transaction Information” shall have the meaning set forth in Section 10.7.3.

“Contribution Agreement” shall mean, with respect to a Partner, the agreement referenced in Section 3.1 pursuant to which the Partner makes such Partner’s initial Capital Contribution to the Partnership.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deductions for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

“Dispute” shall have the meaning set forth in Section 14.1.

“Distributable Cash” shall mean all cash funds of the Partnership in excess of those which the Managing Partner determines are needed for reasonable reserves for debt service, projected expenditures, working capital and contingencies.

“Drag-Along Interest” shall have the meaning set forth in Section 10.5.

“Drag-Along Transaction” shall have the meaning set forth in Section 10.5.

“EATEL” shall have the meaning set forth in the definition of “Beaumont/Lufkin Assets.”

“Effective Date” shall mean the date indicated above in the introductory paragraph.

“Expenses” means any and all judgments, damages or penalties with respect to, or amounts paid in settlement of, claims (including, but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, or suits; and any and all taxes (including, without limitation, taxes on any indemnification payments and including interest, additions to tax and penalties), liabilities, obligations, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses).

“FCC” shall mean the Federal Communications Commission.

“Fiscal Quarter” means any 3-month period commencing on January 1, April 1, July 1, or October 1 and ending on March 31, June 30, September 30 or December 31, respectively.

“Fiscal Year” means (a) any 12-month period commencing on January 1 and ending on the earlier to occur of (i) the following December 31, or (ii) the date on which all Partnership Property is distributed pursuant to Section 13.2, or (b) any portion of such period for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article IV.

“Fort Bend” shall have the meaning set forth in the introductory paragraph.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the Partners;

(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values as of the following times determined in a manner that assumes the assets of the Partnership were to be sold for their then fair market value without compulsion of the Partnership to sell the assets at such time: (A) the admission of an additional Partner pursuant to Article IX; (B) the payment by the Partnership to a Partner of Redemption Payments pursuant to Section 11.5.2 as consideration for an interest in the Partnership; and (C) the liquidation of the partnership within the meaning of Regulations Section 1.7044(b)(2)(ii)(g). For purposes of making adjustments pursuant to this subparagraph (ii), the gross fair market values of Partnership assets shall be determined as follows: (x) accounts receivable and unbilled items shall be valued at 95% of face amount; and (y) all other assets shall be valued immediately prior to the event causing such adjustment;

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Partners; and

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Partners determine that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Income Tax Liabilities” shall mean liabilities (including estimated liabilities to the extent amounts are required to be paid on an estimated basis) for U.S. federal income taxes (together with any interest, penalties, additions to tax, or additional amounts with respect thereto), imposed under any applicable Federal income tax law, with respect to taxable income and gains of the Partnership.

“Indebtedness” of a Person means (i) any indebtedness for borrowed money or deferred purchase price of property as evidenced by a note, bond, or other instrument, (ii) obligations to pay money as lessee under capital leases, (iii) to the extent of the fair market value of any asset owned or held by such Person, obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on such asset whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement (the amount of such obligation shall be deemed to be the amount that would be required to be paid by such Person to sell, unwind or terminate the swap transaction), (v) obligations under accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) above, provided that Indebtedness shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Partnership’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Initiating Party” shall have the meaning set forth in Section 14.2.

“Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within 60 days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 60 days.

“Liquidating Events” has the meaning set forth in Section 12.1.

“Long-Term Debt” shall mean, as of any date of determination thereof, the long-term debt of the Partnership as shown on the applicable financial statements of the Partnership in accordance with GAAP.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“Managing Partner” shall mean Unwired, or such other Partner as is elected pursuant to the requirements of Section 6.6 of this Agreement.

“Meretel” shall mean Meretel Communications Limited Partnership, a Louisiana Partnership in Commendam, formed pursuant to Articles of Partnership in Commendam made and entered into as of July 26, 1995, as amended.

“Net Equity” has the meaning set forth in Section 11.5.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Notice of Withdrawal” shall have the meaning set forth in Section 11.2.

“Offer Notice” shall have the meaning set forth in Section 10.2.

“Offered Interest” shall have the meaning set forth in Section 10.2.

“Offering Partner” shall have the meaning set forth in Section 10.2.

“Offer Period” shall have the meaning set forth in Section 10.2.

“Omnibus Agreement” shall mean that certain agreement date as of September 7, 1999 by and among the Partners, EATEL, Meretel, Wireless Management Corporation, a Louisiana corporation, and Meretel Wireless, Inc. a Louisiana corporation, regarding the reorganization of Meretel and certain transactions related thereto.

“Operating Cash Flow” shall mean, as of any date of determination thereof, the operating cash flow of the Partnership for the specified period as shown on the applicable financial statements of the Partnership in accordance with GAAP.

“Partner Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such

Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section l.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Partners” shall mean the persons indicated above in the introductory paragraph. “Partner” means any one of the Partners.

“Partnership” means the general partnership formed by this Agreement and the partnership continuing the business of this Partnership pursuant to Section 12.1 in the event of dissolution as herein provided.

“Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Property” means all assets of the Partnership, whether real, personal, tangible, or intangible property, including any improvements thereto, goodwill, and all cash.

“Person” means any individual, partnership (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity (including any regulatory or other governmental commission, agency or body).

“Preliminary Mediators” shall have the meaning set forth in Section 14.4.

“Prime Rate” means the Prime Rate of interest most recently published in the Wall Street Journal.

“Procedure” shall have the meaning set forth in Section 14.1.

“Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a), including, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as such expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of

“Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Property disposed of, notwithstanding that the adjusted tax basis of such Partnership Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation”; and

(vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specifically allocated pursuant to Section 3.2 or Section 3.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 3.2 and Section 3.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” shall mean all real and personal property owned by the Partnership (including cash) and any improvements thereto, and shall include both tangible and intangible property.

“Redemption Payments” has the meaning set forth in Section 11.4.2.

“Redemption Price” has the meaning set forth in Section 11.3.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 4.3.

“Regulatory Approval” shall mean such approvals from such Federal, state, and local agencies and regulatory organizations as it may be necessary for the Partnership and/or each of the Partners to obtain in connection with the formation of the Partnership, including, without limitation, any approvals that may need to be obtained from the FCC.

“Releasees” shall have the meaning set forth in Section 11.6.

“Releasors” shall have the meaning set forth in Section 11.6.

“Representatives” shall have the meaning set forth in Section 10.7.3.

“Responding Party” shall have the meaning set forth in Section 14.2.

“Retiring Event” has the meaning set forth in Section 11.1.

“Retiring Partner” a Partner with respect to whom a Retiring Event has occurred.

“Right of First Look” shall have the meaning set forth in Section 10.3.

“Right of First Refusal” shall have the meaning set forth in Section 10.2.

“Sale Notice” shall have the meaning set forth in Section 10.3.1.

“Shop Period” shall have the meaning set forth in Section 10.3.

“Shopped Interest” shall have the meaning set forth in Section 10.3.

“Shopping Notice” shall have the meaning set forth in Section 10.3.

“Shopping Partner” shall have the meaning set forth in Section 10.3.

“Sprint” shall mean Sprint Spectrum, L.P., SprintCom, Inc., and/or any affiliate thereof.

“System” shall mean the personal communications system to be developed, constructed, owned, leased, operated and/or managed pursuant to written agreements with Sprint in the BTAs for Beaumont, Texas and Lufkin, Texas

“Tag-Along Interest” shall have the meaning set forth in Section 10.4.

“Tag-Along Transaction” shall have the meaning set forth in Section 10.4.

“Tax Matters Partner” shall be the Managing Partner.

“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, assignment, gift, pledge, hypothecation, encumbrance or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly, to transfer, sell, assign, give, pledge, hypothecate, encumber or otherwise dispose of an item. With respect to an interest in the Partnership, the term Transfer shall refer to all or any part of the beneficial ownership of, the voting power associated with, or any other interest in, the interest in the Partnership.

“Unit” shall mean the measure of an interest in the Partnership. A Partner’s interest in the Partnership consists of the ratio of the number of Units owned by such Partner to the total number of Units owned by all Partners.

“Unwired” shall have the meaning set forth in the introductory paragraph.

“Voluntary Bankruptcy” means, with respect to any Person, (a)(i) the inability of such Person generally to pay its debts as such debts become due, (ii) the failure of such Person generally to pay its debts as such debts become due, or (iii) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or (c) corporate action taken by such Person to authorize any of the actions set forth above.

“Withdrawal” shall mean the withdrawal of a Partner from the Partnership pursuant to the delivery of a Notice of Withdrawal.

“XIT” shall have the meaning set forth in the introductory paragraph.

ARTICLE III

CAPITAL CONTRIBUTIONS; LOANS

SECTION 3.1 PARTNERS. The names, addresses, initial Capital Contributions, and initial Units of each of the Partners as of the Effective Date are set forth on Exhibit A to this Agreement. The Partners shall contribute cash in the amounts indicated for them respectively on Exhibit A as their initial Capital Contributions. Notwithstanding anything to the contrary in Section 3.2, the Partners each shall contribute their ownership interests in the Beaumont/Lufkin Assets to the Partnership as additional Capital Contributions concurrently with the closing of transactions under the Omnibus Agreement, and pursuant to the terms and conditions of a

Contribution Agreement executed concurrently with the closing of transactions under the Omnibus Agreement in form substantially similar to the form attached to this Agreement as Exhibit B. The amount shown as the Capital Account for each Partner on Exhibit A shall be amended in connection with the Partners’ contribution of their ownership interests in the Beaumont/Lufkin Assets to the Partnership. However, the Units of each of the Partners as set forth on Exhibit A shall not be affected by such additional Capital Contribution, except as the Partners otherwise mutually agree.

SECTION 3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. The Partners shall make additional Capital Contributions at such time or times, if any, as the Partners, by vote pursuant to Section 6.2(j), determine that additional Capital Contributions are necessary or desirable to accomplish the purposes and objectives of the Partnership. Such additional Capital Contributions shall be made in proportion to the Units then held by each of the Partners, except as the Partners otherwise mutually agree. No Partner shall be obligated to make additional Capital Contributions. The number of Units held by each Partner shall be adjusted in connection with any such additional Capital Contribution so that it bears the same ratio to all outstanding Units as such Partner’s Capital Contributions bear to the total Capital Contributions of all Partners after taking into account such additional Capital Contributions.

SECTION 3.3 WITHDRAWAL OF CAPITAL. Except as otherwise provided in this Agreement or the Act, no Partner shall demand or receive a return of his Capital Contributions or withdraw from the Partnership without the unanimous consent of all Partners. In this regard, no Partner shall receive any interest, compensation or drawing with respect to the Partner’s Capital Contributions or Capital Account (or for services rendered on behalf of the Partnership or otherwise in such Partner’s capacity as Partner), except as otherwise provided in this Agreement. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash, except as otherwise specifically provided in this Agreement or the Contribution Agreement(s).

SECTION 3.4 LOANS. Any Partner may, with the approval of the Partners, lend or advance money to the Partnership. If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Partnership but shall be a debt due from the Partnership. The amount of any such loan or advance by a lending Partner shall be repayable out of the Partnership’s cash and shall bear interest at the rate agreed between the Partnership and the lending Partner. None of the Partners shall be obligated to make any loan or advance to the Partnership.

ARTICLE IV

ALLOCATIONS

SECTION 4.1 PROFITS AND LOSSES. After giving effect to the Special Allocations set forth in Section 4.2 and Section 4.3, Profits and Losses for each Fiscal Year shall be allocated among the Partners in proportion to the number of Units each Partner holds on the first day of such Fiscal Year; provided, however, that if the number of Units held by any Partner changes during any Fiscal Year, Profits and Losses for each month during such Fiscal Year shall be allocated among the Partners in proportion to the number of Units each Partner holds as of the first day of the calendar quarter immediately subsequent to the calendar quarter that includes such month, and each Partner’s share of Profits and Losses for such Fiscal Year shall be equal to the sum of the Partner’s share of the Profits and Losses for each month during such Fiscal Year.

SECTION 4.2 SPECIAL ALLOCATIONS. The following allocations shall be made for purposes of maintaining Capital Accounts:

4.2.1 Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent required and in the manner provided by Regulations Section 1.704-2(f). This Section 4.2.1 shall be interpreted and applied in such a manner as to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f).

4.2.2 Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV except Section 4.2.1, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent required and in the manner provided by Regulations Section 1.704-2(i)(4). This Section 4.2.2 shall be interpreted and applied in such a manner as to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4).

4.2.3 Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated among the Partners in proportion to their Units.

4.2.4 Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-1T(b)(4)(iv)(h).

4.2.5 Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), such adjustment shall be treated as an item of gain (if the adjustment is an increase) or loss (if the adjustment is a decrease), and such gain or loss shall be allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

4.2.6 Application. The special allocations provided for in this Section 4.2 are intended to comply with the provisions of Regulation Section 1.704-2 and are to be interpreted and applied to accomplish that result; provided, however, that to the extent possible, the special allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Partners in such a manner that the net amount of the allocations to each Partner shall be the same as such Partner’s distributive shares of Profit and Losses would have been had the events requiring the special allocations not occurred. The Partners shall have reasonable discretion to apply the provisions of this Section 4.2 in whatever order is likely to minimize the economic distortions that otherwise might result from the application of the special allocation provisions.

SECTION 4.3 CURATIVE ALLOCATIONS. The allocations set forth above in Section 4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 4.3. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Partners shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 4.1. In exercising their discretion under this Section 4.3, the Partners shall take into account future Regulatory Allocations under Sections 4.2.1 and 4.2.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.2.3 and 4.2.4.

SECTION 4.4 OTHER ALLOCATION RULES.

4.4.1 Time of Allocations. Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Partners pursuant to this Article IV as of the last day of each Fiscal Year; provided, however, that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Partnership Property are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value”.

4.4.2 Acknowledgment of Tax Consequences. The Partners hereby acknowledge that they are aware of the income tax consequences of the allocations made by this Article IV and agree to be bound-by the provisions of this Article IV in reporting their shares of Partnership income and loss for income tax purposes.

4.4.3 Determination of Profits and Losses. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Partner using any permissible method under Code Section 706 and the Regulations thereunder.

4.4.4 Excess Nonrecourse Liabilities. Solely for purposes of determining the Partners’ proportionate shares of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners’ interests in Profits shall be in proportion to their Units.

4.4.5 Distribution of Certain Proceeds. To the extent permitted by Regulations Section 1.704-2(h)(3), the Partners shall endeavor not to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt.

SECTION 4.5 CODE SECTION 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for federal income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (i) of the definition of “Gross Asset Value”). In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Managing Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

ARTICLE V

PAYMENTS AND DISTRIBUTIONS

SECTION 5.1 GUARANTEED PAYMENTS. The Partnership shall make such payments to the Partners as may be required from time to time pursuant to any agreements between the Partnership and the Partners, including Contribution Agreements.

SECTION 5.2 PERIODIC DISTRIBUTIONS. Except as provided in Section 13.2, the Distributable Cash shall be distributed to the Partners on a calendar quarterly basis. All distributions to the Partners pursuant to this Section 5.2 shall be divided among them in proportion to the number of Units held by each as of the first day of the month during which the distribution occurs.

SECTION 5.3 ESTIMATED TAXES. Notwithstanding anything in Section 5.2 above to the contrary, the Partnership shall distribute to each Partner (a) with respect to quarterly estimated tax payments due in each year, an amount equal to 25% of the product of (i) the estimated aggregate taxable income and gains of the Partnership attributable to such Partner, as determined by the Managing Partner, and (ii) a rate equal to the lesser of(A) 35% or (B) the then applicable maximum Federal income tax rate for corporations under the Code, and (b) with respect to tax payments to be made in connection with income tax returns filed for a given calendar year, an amount equal to the Income Tax Liabilities for such calendar year minus the aggregate amount for such calendar year determined as provided above in clause (a) of this Section 5.3.

SECTION 5.4 AMOUNTS WITHHELD. All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Partnership or the Partners and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Partner shall be treated as amounts distributed to the Partner with respect to whom such amount was withheld pursuant to this Article V for all purposes under this Agreement. The Partnership is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law and shall allocate such amounts to the Partners with respect to which such amount was withheld.

ARTICLE VI

MANAGEMENT

SECTION 6.1 GENERAL. Except as otherwise provided in this Agreement, and specifically subject to Section 6.2 and Section 6.3 below, all determinations, decisions, approvals, and actions affecting the Partnership and its business and affairs, including matters related to managing the day-to-day operations of the Partnership, shall be determined, made, approved, or authorized by the Managing Partner.

SECTION 6.2 SPECIAL CONSENT REQUIREMENTS. Notwithstanding anything in Section 6.1 to the contrary, the following decisions and actions shall not be made or taken without the affirmative vote of Partners holding more than 85% of the total number of Units then held by all Partners; provided, however, that no such decision or action maybe made or taken without the prior consent of Fort Bend:

(a) The incurrence by the Partnership of any Indebtedness or other contractual obligation obligating the Partnership to pay an aggregate amount (exclusive of interest) of more than $3,500,000;

(b) The incurrence by the Partnership of any Indebtedness or other contractual obligation that, taken with all other existing Indebtedness or contractual obligations (other than anticipated obligations to pay for routine services and supplies), will require the Partnership to pay more than $700,000 in any Fiscal Year;

(c) The sale of all or substantially all of the Partnership Property or the dissolution of the Partnership;

(d) The compromise of any amount owed to the Partnership (including the writing off of unbilled items valued at prevailing billing rates) of more than 5% of the Partnership’s gross revenue for any 12-calendar-month period;

(e) Causing the Partnership to voluntarily take any action with respect to the Partnership described in clauses (a)(iii), (b) or (c) of the definition of Bankruptcy;

(f) Causing the Partnership to fail to be taxable as a partnership for federal income tax purposes or to take a position inconsistent with such treatment except as required by law;

(g) The acquisition from any Person of any corporation, limited liability company, partnership, association, business or business division, whether by stock purchase, asset purchase, contribution, merger or other business combination or action to cause the Partnership to legally merge or consolidate with or be a party to a transfer of a substantial portion of its assets or reorganization with any other Person; provided, however; that this Section 6.2(g) shall not apply to any transaction to the extent that the “Drag-Along” provision set forth below in Section 10.5 of this Agreement is applicable to the transaction;

(h) Causing the Partnership to settle any lawsuit for an amount in excess of $150,000 or that materially affects the ability of the Partnership to carry on its business as contemplated by this Agreement;

(i) Causing the Partnership to enter into, or materially modify, any contract with the Managing Partner or an Affiliate of the Managing Partner;

(j) Determining that the Partners should make additional Capital Contributions pursuant to Section 3.2; or

(k) Determining the number of Units to be awarded to an additional Partner pursuant to Section 9.2.

SECTION 6.3 MANAGING PARTNER OBLIGATIONS.

6.3.1 General Obligations. The Managing Partner shall cause the Partnership to conduct its business and operations separate and apart from that of any Partner or any of its Affiliates, including, without limitation, (i) segregating Partnership assets and not allowing funds or other assets of the Partnership to be commingled with the funds or other assets of, held by, or registered in the name of, any Partner or any of its Affiliates, (ii) maintaining books and financial records of the Partnership separate from the books and financial records of any Partner and its Affiliates, and observing all Partnership procedures and formalities, including, without limitation, maintaining minutes of Partnership meetings and acting on behalf of the Partnership only pursuant to due authorization of the Partners if required by Section 6.2, (iii) causing the Partnership to pay its liabilities from assets of the Partnership, and (iv) causing the Partnership to conduct its dealings with third parties in its own name and as a separate and independent entity.

6.3.2 Operational and Administrative Duties. The Managing Partner’s obligation to manage the day-to-day operations of the Partnership shall include, without limitation, the provision of all managerial, operational and administrative services associated with the management, operation, and administration of the System, and otherwise conducting the Partnership’s business, including, without limitation, the obligation to do the following:

(a) satisfy and discharge all of the Partnership’s obligations and duties under, and otherwise comply with the terms and conditions of, any agreements between the Partnership and Sprint regarding or related to the System;

(b) provide and manage quality customer care and service functions, including a customer call-in number for order placement and billing inquiries;

(c) supervise and coordinate technical operations, engineering, maintenance, repair and dispatch services associated with the System (seven days a week, 24 hours per day);

(d) assure compliance with all applicable federal, state and local laws, regulations and rules, and take primary responsibility for legal and regulatory issues associated with the System and the Partnership’s business;

(e) provide, supervise and coordinate commercially reasonable billing services and functions, including processing, printing, and mailing; and

(f) monitor and track operational and sales activities.

6.3.3 Books, Records and Reports. The Managing Partner shall discharge the Partnership’s obligations under Article XIV of this Agreement, including the Partnership’s obligations to maintain true and correct books and records of account with respect to its activities, and provide periodic financial reports to the Partners. The Managing Partner also shall respond to all reasonable requests of any other Partner for information concerning the Partnership’s business and affairs; provided, however, that the Managing Partner may respond to such requests by making available for inspection the Partnership’s books and records at the place where such books and records are normally kept. The Managing Partner shall not be required to respond to any request(s) for information that are unduly burdensome or repetitive, and the Managing Partner may condition a response on the agreement by the requesting Partner to reimburse the Partnership and the Managing Partner for the reasonable costs thereof (including reasonable compensation for the time spent by the Managing Partner or the Managing Partner’s designees in preparing such response).

6.3.4 Partnership Funds. The Managing Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control. The funds of the Partnership shall not be commingled with the funds of any other Person, and the Managing Partner shall not use, or permit any other Person to use, such funds in any manner except for the benefit of the Partnership. The bank accounts of the Partnership shall be maintained in such banking institutions as are approved by the Managing Partner, and withdrawals shall be made only in the regular course of Partnership business and as otherwise authorized in this Agreement on such signature or signatures as the Managing Partner may determine.

6.3.5 Consultations. Without limiting the right of the Managing Partner to take any action that the Managing Partner is otherwise authorized by this Agreement to take on behalf of the Partnership, the Managing Partner shall make reasonable efforts to consult with the other Partners in advance of any significant action that the Managing Partner proposes to take on behalf of the Partnership, keep the other Partners informed about significant developments in the Partnership’s business and affairs, and give due regard to the advice and suggestions of the other Partners.

SECTION 6.4 COMPENSATION. In addition to the distributions of cash and allocations of Profits, Losses, and other items provided to the Managing Partner under this Agreement, the Managing Partner shall be entitled to receive the consideration for the performance of services on behalf of the Partnership as Managing Partner as is set forth on the schedule attached to this Agreement as Schedule 1. Such compensation shall be payable to the Managing Partner from time to time as services are performed. The amount and time for payment of such compensation may be adjusted from time to time upon the prior written consent of Fort Bend which consent will not be unreasonably withheld; provided, however, that Fort Bend’s prior written consent is not required for adjustments specifically set forth and contemplated on Schedule 1.

SECTION 6.5 EXPENSES. The Managing Partner may charge the Partnership, and shall be reimbursed by the Partnership, for any reasonable direct expenses paid or incurred by the Managing Partner in connection with the Partnership’s business and payable to Persons other than the Managing Partner or any Affiliate of the Managing Partner.

SECTION 6.6 MANAGING PARTNER TERM AND REMOVAL. The Managing Partner shall serve until the earlier to occur of the resignation of the Managing Partner by notice given to the other Partners, or the removal of the Managing Partner. The Managing Partner may be removed upon the affirmative vote of Partners holding more than 60% of the total number of Units then held by all Partners.

SECTION 6.7 ELECTION OF MANAGING PARTNER. A new Managing Partner shall be selected from among the Partners upon the affirmative vote of Partners holding more than 60% of the total number of Units then held by all Partners.

SECTION 6.8 DUTY OF CARE: GOOD FAITH ACTIONS. The Managing Partner shall not be liable to the Partnership or the Partners for monetary damages for a breach of the duty of care resulting from any act or omission that occurs in the course of carrying out its duties as the Managing Partner to the extent, and solely to the extent, that such act or omission was in good faith.

SECTION 6.9 INDEMNIFICATION OF MANAGING PARTNER. The Managing Partner (and each officer, director, shareholder, agent, attorney, representative, contractor, adviser, appraiser, partner or employee of the Managing Partner) shall be indemnified and held harmless by the Partnership and each Partner from and against all demands, liabilities, causes of action, costs and damages of any nature whatsoever arising out of or incidental to the taking of any actions as the Managing Partner authorized under this Agreement; provided, however, that the Managing Partner (or any officer, director, shareholder, agent, attorney, representative, contractor, adviser, appraiser, partner or employee of the Managing Partner) shall not be entitled to indemnification under this Section 6.9 in the event that: (a) the matter in question is entirely unrelated to any actions taken as Managing Partner; (b) the matter in question arose out of the bad faith or willful misconduct of the Managing Partner (or any officer, director, shareholder, agent, attorney, representative, contractor, adviser, appraiser, partner or employee of the Managing Partner); or (c) the matter in question arose out of the intentional breach by the Managing Partner of any obligations under this Agreement. The rights set forth in this Section 6.9 shall be cumulative of, and in addition to, any and all other rights, remedies and resources to which the Managing Partner (or any officer, director, shareholder, agent, attorney, representative, contractor, adviser, appraiser, partner or employee of the Managing Partner) shall be entitled at law or in equity.

ARTICLE VII

PARTNERSHIP MEETINGS

SECTION 7.1 GENERAL. Actions and decisions requiring the approval of the Partners pursuant to any provision of this Agreement shall be authorized or made either by vote of the required number of Partners taken at a meeting of the Partners, or by the unanimous written consent of the Partners without a meeting; provided, however, emergency actions may be taken in accordance with the provisions of Section 7.5.

SECTION 7.2 MEETINGS. Any Partner may call a meeting of the Partnership to consider approval of an action or decision under any provision of this Agreement by delivering to each other Partner notice of the time and purpose of such meeting at least seven Business Days before the day of such meeting. A Partner may waive notice of a meeting by executing a written waiver either before or after such meeting, and a Partner’s attendance at a meeting shall constitute a waiver of notice of such meeting. Any such meeting of the Partnership shall be held during the Partnership’s normal business hours at its principal place of business unless all of the other Partners consent in writing or by their attendance at such meeting to its being held at another location or time. A Partner may attend any such meeting by means of a telephonic arrangement by which each Partner is able to hear and be heard by every other Partner and other participants in the meeting.

SECTION 7.3 UNANIMOUS CONSENT. Any Partner may propose that an action or decision pursuant to any provision of this Agreement be made by unanimous written consent of all Partners in lieu of a meeting. A Partner’s written consent may be evidenced by his signature on a counterpart of the proposal or by a separate writing (including a facsimile) that identifies the proposal with reasonable specificity and states that such Partner consents to such proposal.

SECTION 7.4 VOTE BY PROXY. A Partner may vote (or execute a written consent) by proxy given to any other Partner. Any such proxy must be in writing and must identify the specific meeting or matter to which the proxy applies or state that it applies to all matters (subject to specified reservations, if any) coming before the Partnership for approval under any provision of this Agreement prior to a specified date (which shall not be later than the first anniversary date of the date on which such proxy is given). Any such proxy shall be revocable at any time and shall not be effective at any meeting at which the Partner giving such proxy is in attendance.

SECTION 7.5 EMERGENCY PROCEDURES. Notwithstanding any other provision of this Agreement, in the event that Partners who could authorize an action or decision at a duly called meeting of the Partners reasonably determine that the Partnership is facing a significant business emergency that requires immediate action, such Partners may, without complying with generally applicable procedures for meetings or actions by unanimous written consent of the Partners, authorize any action or decision that they deem reasonably necessary to allow the Partnership to benefit from a significant opportunity or to protect the Partnership from significant loss or damage; provided, however, that such Partners shall make reasonable efforts under the circumstances to contact and consult all Partners concerning such action or decision, and the reasons why such action or decision must be made without observing generally applicable procedures, in advance of such action or decision, and shall promptly notify all Partners in writing of the circumstances, the action taken, the reasons for such action, and the results of the action.

SECTION 7.6 RECORDS. The Partnership shall maintain permanent records of all actions taken by the Partners pursuant to any provision of this Agreement, including minutes of all Partnership meetings, copies of all actions taken by consent of the Partners, and copies of all proxies pursuant to which one Partner votes or executes a consent on behalf of another.

SECTION 7.7 RETIRING PARTNERS. Retiring Partners shall not be entitled to receive notices, vote, call meetings, or act as proxies, and their consent shall not be required for any purpose under this Agreement. The Units held by Retiring Partners shall be excluded for purposes of determining the number of Units required for decisions or actions to be taken under this Agreement.

ARTICLE VIII

RIGHTS AND DUTIES OF PARTNERS

SECTION 8.1 DUTY OF LOYALTY. The Partners hereby acknowledge and agree that each owes the Partnership and each other Partner the highest fiduciary loyalty and duty. Each Partner shall disclose and make available to the Partnership each and every business opportunity of which such Partner becomes aware in its capacity as a Partner or otherwise that is within the scope of the Partnership’s business purpose as defined above in Section 1.4 of this Agreement. Such disclosure shall be by written notice given to each other Partner setting forth all material terms and conditions of the business opportunity. Each Partner shall be accountable to, and hold in trust for, the Partnership any income, compensation, or profit that such Partner may derive from any activity related to such business opportunity, and shall indemnify the Partnership for any income, compensation, or profits that the Partnership may reasonably be viewed as having foregone, or any loss that it may incur, as a result of any failure by such Partner to disclose business opportunities to the Partnership. Except as provided in this Section 8.1, the Partners do not owe the Partnership or each other a duty of loyalty.

SECTION 8.2 COVENANT NOT TO COMPETE. Each Partner hereby agrees that, unless otherwise authorized by the affirmative vote of Partners owning 85% or more of the total number of Units owned by all Partners (other than such Partner), the Partner shall not engage in, carry on, represent, or have a financial interest in, either directly or indirectly, individually, as a member of a partnership, joint venture, or limited liability company, equity owner, shareholder, investor, manager, or otherwise, any activity that competes with the Partnership’s business and activities as defined above in Section 1.4 of this Agreement. For this purpose, a Partner shall not be treated as engaging in an activity solely by reason of (i) owning an equity interest of less than 5% of the capital and profits of a corporation, partnership, or other entity, or (ii) owning a debt obligation of any such entity, provided that such debt obligation entitles such Partner to receive only interest that is fixed or varies by reference to an index or formula that is not based on the value or results of operations of such entity. Except as provided in this Section 8.2, this Agreement does not restrict the Partner’s opportunities or ability to compete with the Partnership or each other with respect to their business activities.

8.2.1 Time Limitations. The limitations set forth in this Section 8.2 shall be applicable to each Partner while such Partner continues as a Partner of the Partnership, and for a period of two years thereafter.

8.2.2 Geographic Limitations. The limitations set forth in this Section 8.2 shall be applicable within the geographic regions covered by the Beaumont and Lufkin BTAs referenced above in Section 1.4.

8.2.3 Affiliates. The limitations set forth in this Section 8.2 are applicable to each of the Affiliates of each Partner, and each Partner shall cause each of its Affiliates to comply fully with these limitations.

8.2.4 Non-Solicitation and Non-Interference. Each Partner covenants and agrees that it shall not take any action to solicit any customer of the Partnership in order to effect the termination of any contract between the customer and the Partnership, or otherwise interfere with a business relationship of the Partnership (including any employment or consulting relationship), that relates in any way to the business and purpose of the Partnership.

8.2.5 Separate Agreements. Each Partner acknowledges and agrees that the agreements set forth in this Section 8.2 each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of any Partner against any other Partner or the Partnership, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of such Partner contained in this Section 8.2.

8.2.6 Limitations Reasonable: Reformation. Each Partner agrees that the limitations set forth herein on its rights to compete with the Partnership as set forth in this Section 8.2 are reasonable and necessary for the protection of the Partnership. In this regard, each Partner specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on its activities specified herein, are reasonable and necessary for the protection of the Partnership. Each Partner agrees that, in the event that the provisions of this Section 8.2 should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

8.2.7 Injunctive Relief. Subject to Article XV of this Agreement, each Partner agrees that the remedy at law for any breach by it of this Section 8.2 will be inadequate and that the Partnership and the other Partners shall each be entitled to injunctive relief.

SECTION 8.3 CONFIDENTIAL INFORMATION. Each Partner acknowledges that its officers, employees, agents and other representatives will be afforded access to Confidential Information in connection with the Partner’s involvement with the Partnership, and that public disclosure of such Confidential Information could have an adverse effect on the Partnership or the affected Partner. Each Partner hereby covenants and agrees that, during the term of this Agreement, and for a period of five years following the termination of this Agreement, the Partner will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Partnership or effected Partner, as appropriate, or except as otherwise expressly permitted by this Section 8.3 of this Agreement, as required by court order or applicable law, or, solely with respect to Confidential Information of the Partnership, as required by the disclosure requirements of applicable federal or state securities laws. Each Partner acknowledges that the provisions of this Section 8.3 are reasonable and necessary to prevent the improper use or disclosure of the Confidential Information.

8.3.1 Scope of Application. Each Partner acknowledges and agrees that it is responsible for the actions or inaction of its officers, employees, agents and other representatives for purposes of the limitations provided by this Section 8.3, and shall take all appropriate steps to ensure compliance by its officers, employees, agents and other representatives with the requirements of this Section 8.3.

8.3.2 Trade Secrets. Any trade secrets of the Partnership, a Partner, or any Affiliate thereof, will be entitled to all of the protections and benefits under the common law of the State of Texas and any other applicable law. If any information that the Partnership or a Partner deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Each Partner hereby waives any requirement that the Partnership or another Partner submit proof of the economic value of any trade secret or post a bond or other security.

8.3.3 Limitations and Exceptions. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that a Partner demonstrates either (a) was known by the Partner prior to the date of this Agreement, (b) was or became generally available to the public other than as a result of a disclosure by the Partner, or (c) was made known to the Partner on a nonconfidential basis from a source other than the Partnership or effected Partner or its representatives or agents, provided that such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, the Partnership, the effected Partner, or another party.

SECTION 8.4 COOPERATIVE POLICIES AND PRACTICES. Each Partner shall prepare, and distribute to each of its employees, contractors, and/or other personnel, written policies, approved in advance by the Managing Partner, pursuant to which its personnel are made aware of the existence of the Partnership, are instructed to refrain from making any derogatory or negative statements about or regarding any of the other Partners or the Partnership, or any Affiliates thereof, in the course of carrying out their employment or consulting responsibilities for the Partner, and are put on notice that any deviation from the written policies will not be tolerated and will be dealt with in an appropriate manner by the Partner.

SECTION 8.5 GOOD FAITH EFFORTS. Each Partner shall make good faith efforts to comply with the duties, requirements, and obligations imposed on such Partner pursuant to the terms and conditions of this Agreement and applicable Contribution Agreements. Each Partner also shall, in connection with any ownership or operational changes that occur or are made with respect to such Partner, continue to perform its obligations under this Agreement and applicable Contribution Agreements in good faith until the change is completed, and otherwise use its best efforts to assure a smooth transition of operational and other matters in connection with the change.

ARTICLE IX

ADDITIONAL PARTNERS

SECTION 9.1 ADMISSION RESTRICTIONS. No person shall be admitted to the Partnership as a Partner without the affirmative vote of Partners holding more than 85% of the total number of Units then held by all Partners; provided, however, that a Partner may transfer all, but not less than all, of its Units to any Person directly or indirectly “controlling,” “controlled by,” or “under common control” with such Partner at anytime, and such Person shall be admitted to the Partnership as a new Partner, without the need to obtain approval of any other Partner. For this purpose, the terms “controlling,” “controlled by,” and “under common control with” shall mean the ownership and possession, directly or indirectly, of at least 80% of the beneficial interests in the Person or Partner in question and the power to direct or cause the direction of the management and policies of the Person or Partner in question.

SECTION 9.2 UNITS: CAPITAL CONTRIBUTIONS. Upon the admission of an additional Partner, other than pursuant to a transfer permitted by Section 9.1 or Section 10.6, the Partners shall, pursuant to Section 6.2(k), determine the number of Units to be awarded to such Partner. Each additional Partner’s initial Capital Contribution shall be an amount equal to the product of (a) the number of Units such Partner is awarded pursuant to this Section 9.2, multiplied by (b) the average Gross Asset Value per Unit immediately prior to such Partner’s admission but after giving effect to the adjustments set forth in subparagraph (ii) of the definition of “Gross Asset Value” in connection with such admission. The initial Capital Contribution from each additional Partner shall made concurrently with the admission of such Partner to the Partnership. Additional Partners shall also make additional Capital Contributions pursuant to Section 2.2 from time to time on the same basis as other Partners.

SECTION 9.3 ADMISSION REQUIREMENTS. No Person shall be admitted as an additional Partner unless such Person executes, acknowledges, and delivers to the Partnership such instruments as the Managing Partner may deem necessary or advisable to effect the admission of such Person as an additional Partner, including (without limitation) the written acceptance and adoption by such Person of the provisions of this Agreement and a Contribution Agreement. Exhibit A shall be revised from time to time to reflect the admission of additional Partners.

ARTICLE X

RIGHT TO TRANSFER UNITS, RIGHT OF FIRST REFUSAL,

TAG-ALONG RIGHTS, AND DRAG-ALONG RIGHTS

SECTION 10.1 GENERAL RIGHT TO TRANSFER UNITS. Except as otherwise provided below in this Article X and Article XI of this Agreement, a Partner may Transfer all or any portion of the Partner’s Units at any time to any Person with or without the consent of any other Partner.

SECTION 10.2 RIGHT OF FIRST REFUSAL. If a Partner (the “Offering Partner”) desires to sell or otherwise dispose of all or any portion of the Offering Partner’s interest in the Partnership pursuant to a Bona Fide Offer, the Offering Partner shall give written notice (the “Offer Notice”) to each of the other Partners transmitting a copy of the Bona Fide Offer. The other Partners shall have the sole and exclusive right (the “Right of First Refusal”) for a period of 45 days following the date on which the Offer Notice is given (the “Offer Period”) to elect to purchase from the Offering Partner, on the same terms and conditions as are set forth in the Bona Fide Offer, all, but not less than all, of the portion of the Offering Partner’s interest in the Partnership that is covered by the Offer Notice (the “Offered Interest”). The Right of First Refusal may be exercised by any one or more of the other Partners by delivery of written notice to the Offering Partner, with copies to the other Partners, prior to the expiration of the Offer Period. In the event that one or more of the other Partners timely elect to exercise the Right of First Refusal, the electing Partners shall purchase the Offered Interest in proportion to the respective interests that they own in the Partnership (disregarding the interests in the Partnership owned by the Offering Partner and any non-electing Partners), unless they otherwise mutually agree. In the event that none of the other Partners timely elect to exercise the Right of First Refusal, the Offering Partner shall be entitled to sell the Offered Interest pursuant to the Bona Fide Offer, subject to the rights and obligations provided below by Section 10.3, Section 10.4, Section 10.5, Section 10.6, and Section 10.7. The procedures set forth in this Section 10.2 shall be repeated in the event that there is a material change in the terms and conditions of the Bona Fide Offer, prior to the closing of the sale or other disposition transaction pursuant to the Bona Fide Offer. Should the Bona Fide Offer provide for the payment by the offeror to the Offering Partner of consideration other than cash, the electing Partners shall have the right to pay the fair market value of such consideration in cash pursuant to this Section 10.2.

SECTION 10.3 RIGHT OF FIRST LOOK. If a Partner (the “Shopping Partner”) desires to market (i.e., make an offer to sell or solicit an offer to purchase or otherwise acquire) all or any portion of the Shopping Partner’s interest in the Partnership to one or more other Persons prior to receiving a Bona Fide Offer for such interest that the Shopping Partner desires to accept, the Shopping Partner must first offer to sell or otherwise dispose of the portion of the Shopping Partner’s interest in the Partnership that the Shopping Partner will market to other Persons to the other Partners by giving written notice to each of the other Partners setting forth the material terms and conditions of the proposed sale transaction (the “Shopping Notice”). The other Partners shall have the sole and exclusive right (the “Right of First Look”) for a period of 45 days following the date on which the Shopping Notice is given (the “Shop Period”) to elect to purchase from the Shopping Partner, on the same terms and conditions as are set forth in the Shopping Notice, all, but not less than all, of the portion of the Shopping Partner’s interest in the Partnership that is covered by the Shopping Notice (the “Shopped Interest”). The Right of First Look may be exercised by anyone or more of the other Partners by delivery of written notice to the Shopping Partner, with copies to the other Partners, prior to the expiration of the Shop Period. In the event that one or more of the other Partners timely elect to exercise the Right of First Look, the electing Partners shall purchase the Shopped Interest in proportion to the respective interests that they own in the Partnership (disregarding the interests in the Partnership owned by the Shopping Partner and any non-electing Partners), unless they otherwise mutually agree. In the event that none of the other Partners timely elect to exercise the Right of First Look, the Shopping Partner shall be entitled to market and sell the Shopped Interest to any one or more other Persons on terms and conditions no less favorable to the Shopping Partner than the terms and conditions set forth in the Shopping Notice, subject to the rights and obligations provided below by this Section 10.3, Section 10.4, Section 10.5, Section 10.6, and Section 10.7. Should the Shopping Notice provide for the payment by the Shopping Partner of consideration other than cash, the electing Partners shall have the right to pay the fair market value of such consideration in cash pursuant to this Section 10.3.

10.3.1 Sale Notice. The Shopping Partner shall give each other Partner written notice setting forth the material terms and conditions of any transaction pursuant to which the Shopping Partner proposes to sell all or any portion of the Shopped Interest to one or more other Persons at least 10 days prior to the consummation of such transaction (the “Sale Notice”). In the event that the Shopping Partner attempts or proposes to sell all or any portion of the Shopped Interest to any one or more Persons on terms or conditions that are materially less favorable to the Shopping Partner than the terms or conditions set forth in the Shopping Notice, the other Partners shall have a Right of First Refusal (exercisable pursuant to terms and conditions comparable to those set forth above in Section 10.2 of this Agreement) to purchase the Shopped Interest on the terms and conditions set forth in the Sale Notice.

10.3.2 Expiration of Shopping Notice. The Shopping Notice shall expire at the close of business on the last day of the sixth calendar month following the month in which the Shop Period terminates. In the event that the Shopping Partner has not sold or entered into a binding obligation to sell the Shopped Interest prior to expiration of the Shopping Notice, the procedures set forth in this Section 10.3 shall be repeated in the event that the Shopping Partner desires to continue marketing all or any portion of the Shopped Interest.

10.3.3 Exception From Right of First Refusal. Except as otherwise provided in this Section 10.3, the sale or other disposition of all or any portion of a Partner’s interest in the Partnership pursuant to this Section 10.3 shall not be subject to the Right of First Refusal provided above by Section 10.2 of this Agreement.

SECTION 10.4 TAG-ALONG RIGHTS. In the event that a sale or other disposition of an Offered Interest or Shopped Interest would constitute a sale or other disposition of 50% or more of the outstanding Units, or otherwise constitute a Change of Control with respect to the Partnership, and none of the other Partners has timely elected to exercise the Right of First Refusal or Right of First Look, as applicable, then each other Partner can elect (by delivery of written notice within the Offer Period or Shop Period, as applicable, in accordance with Section 10.2 and Section 10.3, respectively) to participate in the sale or other disposition transaction, and require, as a condition to the closing of the transaction (the “Tag-Along Transaction”), that the proposed purchaser(s) acquire, on the same terms and conditions as is set forth for the Offered Interest in the Bona Fide Offer or as is given to the Shopping Partner for the Shopped Interest, as applicable, a portion of the total interest in the Partnership then held by such other Partner (the “Tag-Along Interest”) equal to a fraction thereof, the numerator of which is the interest in the Partnership represented by the Offered Interest or Shopped Interest, as applicable, and the denominator of which is the total interest in the Partnership then held by the Offering Partner or Shopping Partner, as applicable. If any other Partner timely elects to participate in the Tag-Along Transaction, the Offering Partner or Shopping Partner, as applicable, shall not effect the Tag-Along Transaction unless the proposed purchaser(s) agree to acquire all of the Tag-Along Interests on the same terms and conditions as is set forth for the Offered Interest in the Bona Fide Offer or as is given to the Shopping Partner for the Shopped Interest, as applicable.

10.4.1 Execution of Agreements. In connection with the closing of a Tag-Along Transaction, the other Partners who have timely elected to participate in the transaction shall be obligated to execute such commercially reasonable documents and instruments of conveyance with respect to the Tag-Along Interests as may be necessary or appropriate to confirm and consummate the sale, assignment, and transfer of the Tag-Along Interests to the purchaser(s) in the Tag-Along Transaction, which may include such commercially reasonable and appropriate representations, warranties, and covenants as the Offering Partner or Shopping Partner, as applicable, shall be willing to execute on its behalf.

SECTION 10.5 DRAG-ALONG RIGHTS. In the event that a sale or other disposition of an Offered Interest or Shopped Interest would constitute a sale or other disposition of 50% or more of the outstanding Units, or otherwise constitute a Change of Control with respect to the Partnership, and none of the other Partners has timely elected to exercise the Right of First Refusal or Right of First Look, as applicable, then the Offering Partner or Shopping Partner, as applicable, can elect (by delivery of written notice to the other Partners within 30 days after the expiration of the Offer Period or Shop Period, as applicable) to require each other Partner that has not timely elected to participate in the sale or other disposition transaction pursuant to Section 10.4 to participate in the sale or other disposition transaction, and require, as a condition to the closing of the transaction (the “Drag-Along Transaction”), that each such other Partner sell or dispose, on the same terms and conditions as is set forth for the Offered Interest in the Bona Fide Offer or as is given to the Shopping Partner for the Shopped Interest, as applicable, a portion of the total interest in the Partnership then held by such other Partners (the “Drag-Along Interest”) equal to a fraction thereof, the numerator of which is the interest in the Partnership represented by the Offered Interest or Shopped Interest, as applicable, and the denominator of which is the total interest in the Partnership then held by the Offering Partner or Shopping Partner, as applicable. Notwithstanding the foregoing, such other Partners shall not be required to participate in the Drag-Along Transaction unless the proposed purchaser(s) agree to acquire all of the Drag-Along Interests on the same terms and conditions as is set forth for the Offered Interest in the Bona Fide Offer or as is given to the Shopping Partner for the Shopped Interest, as applicable.

10.5.1 Execution of Agreements. In connection with the closing of a Drag-Along Transaction, the other Partners participating in the transaction pursuant to this Section 10.5 shall be obligated to execute such commercially reasonable documents and instruments of conveyance with respect to the Drag-Along Interests as may be necessary or appropriate to confirm and consummate the sale, assignment, and transfer of the Drag-Along Interests to the purchaser(s) in the Drag-Along Transaction, which may include such commercially reasonable and appropriate representations, warranties, and covenants as the Offering Partner or Shopping Partner, as applicable, shall be willing to execute on its behalf.

SECTION 10.6 ADMISSION RESTRICTIONS. A Person acquiring an interest in the Partnership pursuant to this Article X shall be admitted to the Partnership as a new Partner only upon (i) the closing of the contemplated transaction in the manner permitted by Section 10.2, Section 10.3, Section 10.4, and Section 10.5 and (ii) such Person’s execution, acknowledgment, and delivery to the Partnership of such instruments as the Managing Partner may deem necessary or advisable to effect the admission of such Person as an additional Partner, including (without limitation) the written acceptance and adoption by such Person of the provisions of this Agreement.

SECTION 10.7 ADDITIONAL MATTERS.

10.7.1 Remedies. In the event that a Partner (including an Offering Partner or Shopping Partner) violates, or attempts to threatens to violate, the requirements of this Article X, the other Partners shall, to the extent permitted by applicable law, be entitled to (i) obtain injunctive relief, (ii) obtain a decree compelling specific performance, and/or (iii) obtain any other remedy legally allowed to them.

10.7.2 Transaction Void. If an interest in the Partnership (including an Offered Interest, a Shopped Interest, a Tag-Along Interest, or a Drag-Along Interest) that is covered by this Article X is purportedly sold, assigned, transferred, or otherwise disposed of in a transaction that is not in compliance with the requirements of this Article X, such purported sale, assignment or transfer shall be void and have no force or effect.

10.7.3 Confidentiality and Non-Disclosure. Each Partner agrees that each Bona Fide Offer, Offer Notice, Shopping Notice, Sale Notice, the information contained in any of the foregoing, and the fact that discussions or negotiations are taking place with respect to transactions which are the subject thereof and the content of such discussions or negotiations (the “Confidential Transaction Information”) received by it or any of its Representatives (as defined below) from any other Partner or any of the Representatives of any other Partner will be kept confidential by it, and will not be disclosed to any Person other than to such Partner’s Representatives as permitted hereby or to one or more other Partners or their Representatives, without either the prior written consent of the Partner from which the same was received or as otherwise permitted by this Section 10.7.3. Confidential Transaction Information does not include information which is or becomes generally available to the public other than as a result of a disclosure by a Partner or its Representatives in violation of the provisions of this Section 10.7.3. A Partner may disclose Confidential Transaction Information to its directors, officers, employees, attorneys, accountants, lenders and other advisors (the “Representatives”) who need to know the Confidential Transaction Information, are advised of the provisions of this Section 10.7.3 prior to disclosure of the Confidential Transaction Information to any of them, and who agree prior to their receipt of the Confidential Transaction Information to comply with the provisions of this Section 10.7.3. Each Partner shall be responsible for any breach of the provisions of this Section 10.7.3 by any of its Representatives. Each Partner agrees that it shall use, and shall cause its Representatives to use, the Confidential Transaction Information solely for purposes of exercising the rights of the Partner under this Article X of this Agreement. Each Partner further agrees and acknowledges that a disclosing Partner shall be entitled to injunctive relief for a breach or threatened breach of the provisions of this Section 10.7.3 by any other Partner or the Representatives of any other Partner.

ARTICLE XI

RETIRING EVENTS

SECTION 11.1 RETIRING EVENT. For purposes of this Agreement, “Retiring Event” means, with respect to any Partner, the first to occur of (a) the Bankruptcy of such Partner, or (b) the Withdrawal of such Partner in compliance with the requirements of Section 11.2. Upon the occurrence of a Retiring Event, the Partnership shall continue without dissolution, and the Retiring Partner shall cease to be a Partner and shall have no further right to participate in the Partnership’s business, Profits, Losses, or distributions, nor any further rights or interests in or to the Partnership Property (including, without limitation, any cash, accounts receivable, or work in process), but shall have only the rights provided in this Article XI.

SECTION 11.2 WITHDRAWAL. Except as otherwise provided in this Section 11.2, a Partner may withdraw from the Partnership at any time by (i) giving written notice stating the effective date of such withdrawal to the Partnership and to every other Partner at least 180 Business Days prior to such stated effective date (“Notice of Withdrawal”), and (ii) complying with the requirements of this Section 11.2.

11.2.1 Time Restrictions. A Partner may not withdraw from the Partnership at any time prior to the close of business on the later to occur of (i) January 1, 2003, or (ii) the last day of the 24th month following the month in which such Partner becomes a Partner in the Partnership, without the unanimous consent of all other Partners.

11.2.2 Financial Restrictions. A Partner may withdraw from the Partnership, and a Notice of Withdrawal will be considered effective for purpose of triggering a Withdrawal under this Section 11.2, only if, as of the close of business on the last day of the calendar quarter immediately preceding the calendar quarter in which the Withdrawal is to be effective as specified in the Notice of Withdrawal, the principal amount of the Partnership’s Long-Term Debt is no greater than 6 times (i.e., 600% of) the aggregate amount of the Partnership’s Operating Cash Flow for the four calendar quarters immediately preceding the calendar quarter in which the Notice of Withdrawal is to be effective [Long-Term Debts ≤ (6 x Operating Cash Flow for the four preceding calendar quarters)].

11.2.3 Required Consents. A Partner may not withdraw from the Partnership unless and until the Partnership has obtained consents from all creditors of the Partnership and other Persons whose consent to the Withdrawal would be required in order to avoid having the Withdrawal and payment of the Redemption Price constitute a default under the Partnership’s agreements with such creditors and/or other Persons. The Managing Partner and other Partners shall use commercially reasonable efforts to obtain all such consents upon receipt of a Notice of Withdrawal.

SECTION 11.3 REDEMPTION PRICE. The “Redemption Price” of a Retiring Partner’s interest in the Partnership shall be an amount equal to the Net Equity of the Retiring Partner’s interest in the Partnership as of the last day of the month preceding the month during which the Retiring Event occurs, less any Partnership distributions to the Retiring Partner after such day. The accounting firm regularly employed by the Partnership shall give notice of the Redemption Price to the Partnership and the Retiring Partner as soon as reasonably possible.

SECTION 11.4 CLOSING AND PAYMENT OF THE REDEMPTION PRICE.

11.4.1 Closing. The closing of the redemption of the Retiring Partner’s interest in the Partnership otherwise permitted pursuant to this Article XI shall occur on the date specified in the Notice of Withdrawal, or on such other day as the Retiring Partner and the Managing Partner mutually agree (the “Closing Date”); provided, however, that in the event the redemption is triggered by a Bankruptcy of the Retiring Partner, the Closing Date shall occur no later than the 30th day following the day that the notice of the Redemption Price of the Retiring Partners interest is given pursuant to Section 11.3.

11.4.2 Terms of Payment. At the election of the Partnership, the Redemption Price shall be paid pursuant to either of the following alternative methods (the “Redemption Payments”): (A) cash on the Closing Date in an amount equal to 80% of the Redemption Price; or (B)(i) cash on the Closing Date in an amount equal to 20% of the Redemption Price, and (ii) the issuance by the Partnership of a promissory note for the remaining 80% of the Redemption Price, the terms of which shall (a) require payment in equal annual installments on the next four consecutive anniversaries of the Closing Date, (b) require the accrual of interest on the unpaid portion of the promissory note at the Prime Rate in effect on the Closing Date, compounded semi-annually from the Closing Date, adjusted thereafter on the first day of each January and July, (c) require the payment of all such interest accrued through the date on which each installment under the promissory note is due simultaneously with each such installment, (d) provide that the promissory note is unsecured or, at the election of the Retiring Partner, secured solely by the portion of the redeemed interest in the Partnership equal to the unpaid principal portion of the Redemption Price (with no voting rights prior to a default under the promissory note), and (e) provide such other commercially reasonable terms and conditions as are customary and appropriate for transactions of this kind. The receipt by the Retiring Partner of the Redemption

Payments shall be deemed to be payment in full satisfaction of all of the Retiring Partner’s rights, title and interest pertaining to the redeemed interest in the Partnership.

11.4.3 Execution of Agreements. On the Closing Date, the Partnership and the Retiring Partner shall execute such commercially reasonable documents and instruments of conveyance as may be necessary or appropriate to confirm the redemption of the Retiring Partner’s interest in the Partnership, and the Withdrawal of the Retiring Partner as a Partner as of the Closing Date.

SECTION 11.5 NET EQUITY.

11.5.1 Definition. The “Net Equity” of a Partner’s interest, as of any day, shall be the amount that would be distributed to such Partner in liquidation of the Partnership pursuant to Article XII if (a) the Gross Asset Values of Partnership assets were adjusted to reflect the fair market value of the Partnership assets as set forth in subparagraph (ii) of the definition of “Gross Asset Value”, (b) all of the Partnership’s assets were sold for their Gross Asset Values, as so adjusted, (c) the Partnership paid its accrued, but unpaid, debts and liabilities, including all taxes, costs, and other expenses associated with the sale, and established reserves pursuant to Section 12.3 for the payment of reasonably anticipated contingent or unknown liabilities, and (d) the Partnership distributed the remaining proceeds to the Partners in liquidation, all as of such day; provided, however, that in determining such Net Equity, no reserve for contingent or unknown liabilities shall be taken into account if such Partner (or such Partner’s successor in interest) agrees in writing to indemnify the Partnership and all other Partners for that portion of any reserve as would be treated as having been withheld pursuant to Section 12.3 from the distribution such Partner otherwise would have received pursuant to Section 12.2 if no such reserve were established.

11.5.2 Determination. The Net Equity of a Partner’s interest shall be determined, without audit or certification, from the books and records of the Partnership by the accounting firm regularly employed by the Partnership, and the amount of such Net Equity shall be disclosed to the Partnership and each of the Partners by written notice. The Net Equity determination of such accountants shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

SECTION 11.6 EXCLUSIVE OBLIGATIONS AND RELEASE. The obligations of the Partnership set forth in this Article XI shall constitute the entire obligation owed by the Partnership to a Retiring Partner, and the Retiring Partner shall have no other rights, claims, or interests against or with respect to the Partnership or the remaining Partners in connection with a Retiring Event. Except with respect to such obligations of the Partnership, the Retiring Partner, and each of such Retiring Partner’s heirs, successors, assigns, personal representatives, executors, and attorneys (collectively, the “Releasors”), HEREBY RELEASE, ACQUIT, AND FOREVER DISCHARGE the Partnership and the remaining Partners, and their respective officers, directors, agents, employees, heirs, successors, assigns, personal representatives, executors, attorneys, and accountants (collectively, the “Releasees”), from all Expenses or any other relief, and from all obligations, promises, judgments, contracts or executions of any nature, whether or not now known, accrued or unaccrued, in law or in equity, claims arising under tort, contract or statute that any of the Releasors has or may ever have had against the Releasees arising out of, relating to, or touching upon the Partnership, this Agreement or any agreement executed in connection herewith or with the Partnership, including without limitation (i) any claim relating to any breach of fiduciary duty by any Releasee, (ii) any claim relating to any contravention or failure to comply with this Agreement by any Releasee, or (iii) any other claim, liability, or obligation arising out of, relating to, or touching upon the Partnership, this Agreement or any agreements executed in connection herewith. IT IS THE EXPRESS INTENTION OF THE RELEASORS TO GIVE THE FOREGOING RELEASE NOTWITHSTANDING THE ORDINARY, STRICT, SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY RELEASEE.

ARTICLE XII

DISSOLUTION AND WINDING UP

SECTION 12.1 LIQUIDATING EVENTS. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a) the affirmative vote of Partners holding more than 85% of the total number of Units then held by all Partners to dissolve, wind up, and liquidate the Partnership;

(b) the happening of any other event that makes it unlawful or impossible to carry on the business of the Partnership; or

(c) any event which causes there to be only one Partner.

The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, the Partners hereby agree to continue the business of the Partnership without a winding up or liquidation.

SECTION 12.2 WINDING UP. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Partnership’s business and affairs. To the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding on the Partners until such time as the Partnership Property has been distributed pursuant to this Section 12.2 and the Partnership has terminated. The Managing Partner shall be responsible for overseeing the winding up and liquidation of the Partnership, shall take full account of the Partnership’s liabilities and Partnership Property, shall cause the

Partnership Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

(a) First, to creditors other than Partners in satisfaction of all of the Partnership’s debts and liabilities to such creditors other than liabilities for which reasonable provision for payment has been made and liabilities for distributions under the Act;

(b) Second, to the Partners in satisfaction of all of the Partnership’s debts and liabilities to Partners other than liabilities for which reasonable provision for payment has been made; and

(c) The balance, if any, to the Partners in accordance with their positive Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

No Partner shall receive any additional compensation for any services performed pursuant to this Article XII. Each Partner acknowledges and agrees that the provisions of this Section 12.2 regarding the priority of distributions of the assets of the Partnership to be made upon its liquidation shall supersede any other rights that the Partner may have with respect thereto, hereby expressly waives any rights which the Partner, as a creditor of the Partnership, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates any such rights to the rights of such creditors.

SECTION 12.3 COMPLIANCE WITH CERTAIN REQUIREMENTS. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(iii)(g), (a) distributions shall be made pursuant to this Article XIII to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if any Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). With the approval of the Partners, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to Section 12.2(c) may be:

(a) distributed to a trust established for the benefit of the Partners solely for the purposes of liquidating Partnership Property, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership; provided, however, that the assets of any such trust may be distributed to the Partners from time to time, in the reasonable discretion of the Partners, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 12.2(c); or

(b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to allow for the collection of the unrealized portion of any installment obligations owed to the Partnership; provided, however, that such withheld amounts shall be distributed to the Partners as soon as practicable.

The portion of the distributions that would otherwise have been made to each of the Partners that is instead distributed to a trust pursuant to Section 12.3(a) or withheld to provide a reserve pursuant to Section 12.3(b) shall be determined in the same manner as the expense or deduction would have been allocated if the Partnership had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 12.2.

SECTION 12.4 DEEMED DISTRIBUTION AND RECONTRIBUTION. In the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the Partnership Property in-kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts and if any Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). Immediately thereafter, the Partners shall be deemed to have recontributed the Partnership Property in-kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

SECTION 12.5 RIGHTS OF PARTNERS. Each Partner shall look solely to the assets of the Partnership for the return of his Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. No Partner shall have priority over any other Partner as to the return of his Capital Contributions, distributions, or allocations.

SECTION 12.6 NOTICE OF DISSOLUTION. In the event a Liquidating Event occurs, or an event occurs that would, but for provisions of Section 12.1, result in a dissolution of the Partnership, the Partnership shall, within 30 days thereafter, (a) provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business, and (b) publish notice of such dissolution in a newspaper of general circulation in each place in which the Partnership regularly conducts business.

ARTICLE XIII

BOOKS, RECORDS, AND ACCOUNTING

SECTION 13.1 MAINTENANCE OF BOOKS AND RECORDS. The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show, in accordance with GAAP, a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Partnership and the operation of the Partnership business in accordance with this Agreement.

SECTION 13.2 ACCOUNTING MATTERS.

13.2.1 Accrual Method. The Partnership shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books accordingly.

13.2.2 Certain Amounts Paid to Partners. All amounts payable under any agreement between the Partnership on the one hand and the Partners or their Affiliates on the other hand shall be treated as occurring between the Partnership and a Person who is not a Partner within the meaning of Section 707(a)(1) of the Code and such amounts payable by the Partnership to any Partner or its Affiliates shall be considered an expense or capital cost, as the case may be, of the Partnership for income tax and financial reporting purposes, and shall not be considered a distribution to such Partner including, without limitation, in maintaining such Partner’s Capital Account, and any such amounts payable by any Partner or its Affiliates to the Partnership shall not be considered a contribution to the Partnership, including, without limitation, in maintaining such Partner’s Capital Account.

SECTION 13.3 ACCESS TO BOOKS AND RECORDS. Any Partner, or any agents or representatives of any Partner, at the Partner’s own expense and without notice to any other Partner, may examine, copy and audit the books and records of the Partnership and make copies of and abstracts from the financial and operating records and books of account of the Partnership, and discuss the affairs, finances and accounts of the Partnership with the independent accountants of the Partnership, all at such reasonable times and as often as such Partner or any agents or representatives of such Partner may reasonably request. The rights granted to a Partner pursuant to this Section 13.3 are expressly subject to compliance by such Partner with the confidentiality procedures and guidelines of the Partnership, as such procedures and guidelines may be established from time to time.

SECTION 13.4 FINANCIAL REPORTS. Within 45 days after the end of each Fiscal Quarter, and within 90 days after the end of each Fiscal Year, the Partnership shall provide each Partner with a copy of the balance sheet of the Partnership as of the last day of such Fiscal Quarter or Fiscal Year, as applicable, a statement of the Partnership’s cash flow for such Fiscal Quarter (including year-to-date information) or Fiscal Year, as applicable, a statement of income or loss for the Partnership for such Fiscal Quarter (including year-to-date information) or Fiscal Year, as applicable, and a statement of the Partners’ Capital Accounts and changes therein for such Fiscal Quarter (including year-to-date information) or Fiscal Year, as applicable. Such financial reports shall be prepared in accordance with GAAP and reviewed by the Partnership’s accountants; provided, however, that the reports for each Fiscal Year shall be audited reports prepared by the Partnership’s accountants.

SECTION 13.5 TAX MATTERS.

13.5.1 Tax Elections. The Tax Matters Partner is authorized to make any and all elections for federal, state, local and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) with the consent of all of the Partners, to adjust the basis of Partnership Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Partnership interests and Partnership distributions; (ii) with the consent of all of the Partners, to extend the statute of limitations for assessment of tax deficiencies against Partners with respect to adjustments to the Partnership’s federal, state, local or foreign tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231, to represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacities as Partners, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership and the Partners; provided, however, that the Tax Matters Partner shall not, without the consent of all of the Partners, do any of the following: (a) enter into a settlement agreement with the Internal Revenue Service which purports to bind Partners other than the Managing Partner; (b) file a petition as contemplated in Section 6226(a) or 6228 of the Code, (c) intervene in any action as contemplated by Section 6226(b) of the Code, or (d) file any request contemplated by Section 6227(b) of the Code. The Tax Matters Partner is specifically authorized to act in such capacity on behalf of the Partnership under the Code and in any similar capacity under state or local law.

13.5.2 Tax Returns. The Partnership shall furnish each Partner with a copy of each income tax return filed by the Partnership, together with any schedules or other information which each Partner may require in connection with such Partner’s own tax affairs.

SECTION 13.6 BANKING. All funds of the Partnership shall be deposited in the Partnership’s name, in such account or accounts with banks the deposits of which are insured by the FDIC as may be approved by the Managing Partner; provided, however, that the Managing Partner may elect to deposit all or a portion of the funds standing in the Partnership reserves in interest-bearing accounts with, or apply such funds to purchase short-term interest-bearing investments issued or guaranteed as to payment by, such banks or other financial institutions the deposits of which are insured by the FDIC, or the United States (or its agencies or instrumentalities). Withdrawals of funds from Partnership accounts shall be made on such signature or signatures as the Managing Partner may approve from time to time.

ARTICLE XIV

DISPUTE RESOLUTION

SECTION 14.1 AGREEMENT TO USE PROCEDURE. The Partners have entered into this Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they pledge to attempt to resolve any dispute amicably without the necessity of litigation. Accordingly, if a dispute arises between or among them and/or the Partnership relating to this Agreement (a “Dispute”), they will first utilize the procedures specified in this Article XVI (the “Procedure”) prior to the commencement of any legal action; provided, however, that the use of this Procedure shall not be required prior to seeking and obtaining either a temporary restraining order or preliminary injunction pursuant to Section 8.2.7 or Section 10.7.3 of this Agreement (but shall be required prior to seeking and obtaining a permanent injunction pursuant to Section 8.2.7 or Section 10.7.3 so long as any temporary restraining order or preliminary injunction remains in effect).

SECTION 14.2 INITIATION OF PROCEDURE. The Partner(s) seeking to initiate the Procedure (the “Initiating Party”) shall give written notice to the other Partners setting forth a general description of the nature of the Dispute, the Initiating Party’s claim for relief, and the identity of one or more individuals with authority to settle the Dispute on behalf of the Initiating Party. The Partner(s) receiving such notice (the “Responding Party”) shall have five business days within which to designate by written notice to the Initiating Party one or more individuals with authority to settle the Dispute on behalf of the Responding Party. The individuals so designated by the Initiating Party and the Responding Party shall be known as the “Authorized Individuals.”

SECTION 14.3 DIRECT NEGOTIATIONS. The Authorized Individuals shall be entitled to make such investigation of the Dispute as they deem appropriate, but agree to promptly, and in no event later than 30 days from the date of the Initiating Party’s written notice, meet to discuss in good faith a resolution of the Dispute. The Authorized Individuals shall meet at such times and places and with such frequency as they may agree. If the Dispute has not been resolved within 30 days from the date of their initial meeting, the parties shall cease direct negotiations and shall submit the Dispute to mediation in accordance with the following provisions of this Article XIV.

SECTION 14.4 SELECTION OF MEDIATOR. After direct negotiations have ceased, the Authorized Individuals shall work together in good faith to select one qualified attorney-mediator not affiliated with any of the parties. If the Authorized Individuals are not able to agree on a mediator within five business days from the date they cease direct negotiations, the Initiating Party and the Responding Party each shall select a mediator (collectively, the “Preliminary Mediators”). The Preliminary Mediators shall in turn select another mediator to alone preside over the mediation of the Dispute.

SECTION 14.5 TIME AND PLACE FOR MEDIATION. In consultation with the mediator selected, the parties shall promptly designate a mutually convenient time and place for the mediation, and unless circumstances require otherwise, such time to be not later than 45 days after selection of the mediator.

SECTION 14.6 EXCHANGE OF INFORMATION. In the event any Partner has substantial need for information in the possession of another Partner and/or the Partnership in order to prepare for the mediation, such Partner(s) and/or the Partnership, as the case may be, shall attempt in good faith to agree on procedures for the expeditious exchange of such information. If no agreement is reached in this regard, the mediator shall decide on the appropriate procedures.

SECTION 14.7 SUMMARY OF VIEWS. At least seven days prior to the first scheduled session of the mediation, the Initiating Party and the Responding Party shall each deliver to the mediator and to the other Partner(s) a concise written summary of the facts concerning the matter in Dispute, and such other matters required by the mediator. The mediator may also request, as the mediator determines is appropriate, that a confidential issue paper be submitted to the mediator by both or either of the Initiating Party and Responding Party.

SECTION 14.8 PARTIES TO BE REPRESENTED. In the mediation, the Initiating Party and Responding Party shall be represented by an Authorized Individual and may be represented by counsel. In addition, the Initiating Party and Responding Party may, with permission of the mediator, bring such additional persons as needed to respond to questions, contribute information and participate in the negotiations.

SECTION 14.9 CONDUCT OF MEDIATION. The mediator shall determine the format for the meetings, designed to assure that both the mediator and the Authorized Individuals have an opportunity to hear an oral presentation of each party’s views on the matter in dispute, and that the Authorized Individuals attempt to negotiate a resolution of the matter in dispute, with or without the assistance of counsel or others, but with the assistance of the mediator. To this end, the mediator is authorized to conduct both joint meetings and separate private caucuses with the Authorized Individuals. The mediation session shall be private, and all information and statements shall remain confidential. The mediator will keep confidential all information learned in private caucus with any party unless specifically authorized by such party to make disclosure of the information to the other party to the Dispute. The parties to the Dispute shall keep confidential, and shall not use for any other purpose, all information and statements obtained or made in the course of the mediation process. The parties to the Dispute commit to participate in the proceedings in good faith with the intention of resolving the Dispute if at all possible.

SECTION 14.10 TERMINATION OF PROCEDURE. The parties to the Dispute agree to participate in the mediation procedure to its conclusion. The mediation shall be terminated (i) by the execution of a settlement agreement by the parties to the Dispute, (ii) by a declaration of the mediator that the mediation is terminated, or (iii) by a written declaration of a party to the Dispute to the effect that the mediation process is terminated at the conclusion of one full day’s mediation session. Even if the mediation is terminated without a resolution of the Dispute, the parties to the Dispute agree not to terminate negotiations and not to commence any legal action or seek other remedies prior to the expiration of five days following the mediation. Notwithstanding the foregoing, any party may commence litigation within such five day period if litigation could be barred by an applicable statute of limitations or in order to request an injunction to prevent irreparable harm.

SECTION 14.11 FEES OF MEDIATOR, DISQUALIFICATION. The fees and expenses of the mediator shall be shared equally by the Initiating Party, on the one hand, and the Responding Party, on the other hand. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party to the Dispute with respect to the Dispute and any related matters.

SECTION 14.12 CONFIDENTIALITY. Mediation is a compromise negotiation for purposes of the Federal and State Rules of Evidence and constitutes privileged communication under Texas and Louisiana law. The entire mediation process is confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any party to the Dispute, their respective agents, employees, representatives or other invitees and by the mediator are confidential and shall, in addition and where appropriate, be deemed to be privileged. Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purposes, including impeachment, in any litigation or other proceeding involving the parties to the Dispute, and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of any of the parties to the Dispute; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation.

ARTICLE XV

MISCELLANEOUS

SECTION 15.1 AMENDMENTS. Any provision of this Agreement may be amended from time to time upon the affirmative vote of Partners holding more than 60% of the total number of Units then held by all Partners.

SECTION 15.2 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof.

SECTION 15.3 NOTICES. All notices, requests, demands, claims, and other communications pertaining to this Agreement (“Notices”) must be in writing, must be sent to the addressee at the address set forth in this Section, or at such other address as the addressee has designated by a Notice given in the manner set forth in this Section, and must be sent by telegram, telex, facsimile, electronic mail, courier, or prepaid, certified U.S. mail. Notices will be deemed given (a) when received if (i) sent by telegram, telex, electronic mail or facsimile, and (ii) received between the hours of 8:00 a.m. and 5:00 p.m., local time of the destination address, on a business day (with confirmation of completed transmission sufficing as prima facie evidence of receipt of a notice sent by telex, telecopy, electronic mail, or facsimile), and (b) when delivered and receipted for (or when attempted delivery is refused at the address where sent) if sent by courier or by certified U.S. mail. Notices sent by telegram, telex, electronic mail, or facsimile and received after 5:00 p.m. any day and before 7:59 a.m. the next business day, local time of the destination address, will be deemed given at 8:00 a.m. on such next business day. The addresses for Notice are as follows:

Unwired:	Louisiana Unwired LLC Post Office Box 3709 One Lakeshore Drive, Suite 1900 Lake Charles, Louisiana 70629 Facsimile No.: (318) 497-3479 Telephone No.: (318) 436-9000 Attention: Thomas A. Henning

Fort Bend:	Fort Bend Telephone Company 1260 Pin Oak Road Katy, Texas 77493 Facsimile No.: (281) 396-5524 Telephone No.: (281) 396-5759 Attention: George V. Head

XIT:	XIT Leasing, Inc. P.O. Box 2008 314 W Texas Brazoria, Texas 77422 Facsimile No.: (409) 798-3005 Telephone No.: (409) 798-2121 Attention: Gilbert R. Rasco

SECTION 15.4 BINDING EFFECT. Every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

SECTION 15.5 CONSTRUCTION. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

SECTION 15.6 HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

SECTION 15.7 SEVERABILITY. Except as provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 15.7 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Partner to lose the benefit of its economic bargain.

SECTION 15.8 INCORPORATION BY REFERENCE. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

SECTION 15.9 FURTHER ACTION. Each Partner agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

SECTION 15.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

SECTION 15.11 GOVERNING LAW. THE LAWS OF THE STATE OF LOUISIANA SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE PARTNERS.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have entered into this Agreement of Partnership as of the date first above set forth.

LOUISIANA UNWIRED LLC

By:	/s/ Thomas G. Henning
Name:	Thomas G. Henning
Title:	Assistant Manager/Secretary

FORT BEND TELEPHONE COMPANY

By:	/s/ George V. Head
Name:	George V. Head
Title:	President & CEO

XIT LEASING, INC.

By:	/s/ Gilbert R. Rasco
Name:	Gilbert R. Rasco
Title:	Secretary/Treasurer

EXHIBIT A

PARTNERSHIP AGREEMENT

OF

TEXAS UNWIRED

PARTNER NAMES & ADDRESSES	CAPITAL ACCOUNT	UNITS
Louisiana Unwired LLC	$1,600.00	80.0

Post Office Box 3709 One Lakeshore Drive, Suite 1900 Lake Charles, Louisiana 70629

Fort Bend Telephone Company	$300.00	15.0

1260 Pin Oak Road Katy, Texas 77493

XIT Leasing, Inc.	$100.00	5.0

P.O. Box 2008 314 W Texas Brazoria, Texas 77422

EXHIBIT B

PARTNERSHIP AGREEMENT

OF

TEXAS UNWIRED

FORM OF CONTRIBUTION AGREEMENT

ATTACHED

CONTRIBUTION AGREEMENT

OF

LOUISIANA UNWIRED LLC

FORT BEND TELEPHONE COMPANY

XIT LEASING, INC.

[FORM OF AGREEMENT: DO NOT EXECUTE]

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into effective as of                      1999 (the “Effective Date”), by and among LOUISIANA UNWIRED LLC, a Louisiana limited liability company, FORT BEND TELEPHONE COMPANY, a Texas corporation, and XIT LEASING, INC., a Texas corporation, on the one hand (collectively, the “Contributors”), and TEXAS UNWIRED, a Texas general partnership, on the other hand (the “Partnership”).

RECITALS

WHEREAS, the Partnership was formed pursuant to a partnership agreement of even date herewith (the “Partnership Agreement”) by and among Contributors (sometimes also referred to in this Agreement as the “Partners”); and

WHEREAS, pursuant to Section 3.1 of the Partnership Agreement, the Contributors each have agreed to make their initial Capital Contribution to the Partnership under the terms and conditions set forth in this Agreement, in exchange for which each Contributor will receive the number of Units set forth on Exhibit A to the Partnership Agreement; and

WHEREAS, the Contributors, Eatelcorp, Inc., a Louisiana corporation (“Eatel”), Meretel Wireless, Inc., a Louisiana corporation, Wireless Management Corporation, a Louisiana corporation, and Meretel Communications Limited Partnership, a Louisiana partnership in commendam (“Meretel”), have entered into an agreement dated September 7, 1999 (the “Omnibus Agreement”) which provides for the consummation of certain transactions with respect to Meretel, one of the conditions to the closing of which is the execution and delivery of the Partnership Agreement; and

WHEREAS, pursuant to that certain Distribution Agreement dated                     , 1999 by and between the Contributors, Eatel, and Meretel, and referred to in the Omnibus Agreement as the BL PCS Customer Agreement, Meretel distributed to each of the Contributors an undivided ownership interest in the Beaumont/Lufkin Properties (as defined below in this Agreement) in partial redemption of their respective ownership interests in Meretel; and

WHEREAS, Meretel has executed or agreed to execute a Bill of Sale pursuant to which all of Meretel’s right, title, and interest in and to the Beaumont/Lufkin Properties will be conveyed directly to the Partnership for purposes of conveniently effectuating the transfers contemplated by the Distribution Agreement and this Agreement (the “Meretel Bill of Sale”);

NOW THEREFORE, in consideration of the above Recitals, the mutual benefits to be obtained hereby and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 GENERAL. Capitalized words and phrases used in this Agreement shall have the meaning set forth in the Partnership Agreement unless otherwise specifically provided below in Section 2.2 of this Agreement.

SECTION 1.2 NEW TERMS. The following capitalized words and phrases shall have the following meanings when used in this Agreement:

“Agreement” shall have the meaning set forth above in the introductory paragraph. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires. All references to “Section” or “Sections” are to a section or sections of this Agreement unless otherwise specified.

“Assumed Liabilities” shall mean all Liabilities assumed by the Contributors from Meretel in connection with Contributor’s acquisition of its interest in the Beaumont/Lufkin Properties from Meretel pursuant to the Omnibus Agreement and Distribution Agreement.

“Beaumont/Lufkin Properties” shall mean all assets and properties formerly owned by Meretel and associated with the wireless personal communication services business activities that it conducted prior to the closing of the transactions under the Omnibus Agreement with respect to the Beaumont, Texas and Lufkin, Texas basic trading areas, and that were distributed to the Partners (or Affiliates of the Partners) in partial redemption of their respective interests in Meretel pursuant to the BL PCS Customer Agreement.

“Contributed Assets” shall have the meaning set forth below in Section 2.1.

“Contributor” shall have the meaning set forth above in the introductory paragraph.

“Conveyance Instrument” shall have the meaning set forth below in Section 2.5.

“Damages” shall have the meaning set forth in Section 4.2.2.

“Disclosure Schedule” shall have the meaning set forth below in Section 3.1.

“Distribution Agreement” shall have the meaning set forth above in the Recitals.

“Eatel” shall have the meaning set forth above in the Recitals.

“Effective Date” shall mean the date indicated above in the introductory paragraph.

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“Encumbrances” shall mean all title defects, objections, liens, pledges, claims, rights of first refusal, options, charges, security interests, mortgages, deeds of trust or other encumbrances of any nature whatsoever.

“Excluded Liabilities” shall mean all Liabilities of the Contributors (or any predecessor of any Contributor) of any nature or kind whatsoever, whether in existence at the time of or arising after the Effective Date, except for Assumed Liabilities.

“Indemnified Party” shall mean the Partnership, the Partners other than the Contributor in question, and each of their respective officers, directors, employees, representatives, agents, advisors and consultants, and all of their respective heirs, legal representatives, successors and assigns.

“Known” or “Knowledge” means that whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as “to such Person’s knowledge” or “known by such Person,” the Parties intend that the information to be attributed to such Person is information that is actually or constructively known to (a) the Person in the case of an individual, or (b) in the case of a corporation or other entity, an officer or an employee who devoted substantive attention to matters of such nature during the ordinary course of his employment. A Person has “constructive knowledge” of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent man would undertake concerning the particular subject matter.

“Liabilities” shall mean all and any liabilities or obligations (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liabilities for Taxes.

“Meretel Bill of Sale” shall have the meaning set forth above in the Recitals.

“Omnibus Agreement” shall have the meaning set forth above in the Recitals.

“Partners” shall mean the persons indicated above in the introductory paragraph. “Partner” means any one of the Partners.

“Partnership” shall have the meaning set forth above in the introductory paragraph.

“Partnership Agreement” shall have the meaning set forth above in the Recitals.

“Permitted Encumbrances” shall mean solely Assumed Liabilities which constitute Encumbrances with respect to the Contributed Assets.

“Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes, customs duties, fees,

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assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Return” shall mean all returns, declarations, reports, estimates, information returns, statements and forms required to be filed in respect of any Taxes.

ARTICLE II

CAPITAL CONTRIBUTION

SECTION 2.1 CONTRIBUTION OF ASSETS. Subject to the terms and conditions of this Agreement and the Partnership Agreement, on and as of the Effective Date, each Contributor hereby assigns, transfers, and delivers to the Partnership, as a contribution, free and clear of all Encumbrances, other than the Permitted Encumbrances, all rights and interests in and to the following assets (collectively, the “Contributed Assets”):

(a) the Distribution Agreement, including without limitation any all rights provided by the Distribution Agreement to obtain and/or hold an undivided ownership interest in and to the Beaumont/Lufkin Properties.

SECTION 2.2 EXCLUDED ASSETS. The Partnership expressly understands and agrees that there shall be excluded from the Contributed Assets all assets and property of each Contributor of any nature or kind whatsoever, including all rights, title, and interest in and to all trade secrets, know-how, processes, technology, patents, copyrights, trademarks, trade names, inventions, proprietary data and other intangible property, and any application of the same, not specifically set forth above in Section 2.1 of this Agreement.

SECTION 2.3 ASSUMED LIABILITIES. The Partnership shall assume the liability and obligation to satisfy and discharge the Assumed Liabilities as of and on the Effective Date.

SECTION 2.4 EXCLUDED LIABILITIES. Notwithstanding anything in this Agreement, the Partnership Agreement, or any Conveyance Instrument to the contrary, the Partnership shall not assume any Excluded Liabilities, and all Excluded Liabilities shall be retained by and remain liabilities and obligations of the Contributors.

SECTION 2.5 CONVEYANCE INSTRUMENTS. Each Contributor shall execute and deliver, or cause to be executed and delivered, all such documents or instruments of conveyance, assignment, or transfer, in each case dated effective as of the Effective Date, as is necessary or appropriate in order to effectuate the contribution of the Contributed Assets as contemplated in Section 2.1 and vest title in or confirm title to the Contributed Assets to the Partnership (collectively, the “Conveyance Instruments”). The Contributors each hereby acknowledge and agree that the transfer contemplated and effectuated by the Meretel Bill of Sale shall be sufficient for purposes of satisfying each Contributor’s obligation under Section 3.1 of the Partnership Agreement, and thus sufficient for purposes of providing each Contributor with a credit to its Capital Account within the meaning of the Partnership Agreement.

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SECTION 2.6 DELIVERIES AT CLOSING. Simultaneously with the execution of this Agreement, or at such other time as the parties mutually agree, each Contributor has delivered or shall deliver to the Partnership the following items:

(a) the Conveyance Instruments, if any, in such form as is reasonably satisfactory to counsel to the parties;

(b) a copy of the resolutions of the Contributor’s Board of Directors, certified by its President or Secretary, authorizing or ratifying its execution and delivery of this Agreement, the Partnership Agreement, the Conveyance Instruments, and the consummation of the transactions contemplated hereby and thereby;

(c) a copy of the Contributor’s Certificate (or Articles) of Incorporation certified as of a date within 30 days of the Effective Date by the Secretary of State (or equivalent official) of its sate of incorporation;

(d) a certificate from the Secretary of State (or equivalent official) of the Contributor’s state of incorporation as to its good standing in such state certified as of a date within 20 days of the Effective Date;

(e) in the event that the Contributor is not incorporated in the State of Texas, a copy of the Contributor’s Certificate of Authority to conduct activities in the State of Texas certified as of a date within 10 days of the Effective Date by the Secretary of State of the State of Texas;

(f) in the event that the Contributor is not incorporated in the State of Texas, a certificate from the Secretary of State of the State of Texas as to its good standing in the State of Texas certified as of a date within 10 days of the Effective Date;

(g) a certificate of the Contributor’s President or Secretary attaching thereto a true and complete copy of the Contributor’s Bylaws as in effect on the Effective Date; and

(h) a certificate from an authorized officer of the Contributor stating that, to the best of his or her information and belief, the Contributor’s representations and warranties in this Agreement are true, complete, and accurate in all material respects at and as of the Effective Date.

SECTION 2.7 EFFECT OF CAPITAL CONTRIBUTION. In exchange for its initial Capital Contribution pursuant to this Agreement, and pursuant to Section 2.5 of this Agreement regarding the Meretel Bill of Sale, each Contributor shall become a partner in the Partnership pursuant to the terms and conditions of the Partnership Agreement, receive the Units indicated on Exhibit A of the

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Partnership Agreement, and have an initial Capital Account credited with the amount indicated on Exhibit A of the Partnership Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 GENERAL. Each Contributor represents and warrants to the Partnership and each of the other Partners that the statements contained in this Article III are correct and complete as to such Contributor as of the Effective Date, except as set forth in the disclosure schedule delivered by the Contributor to the Partnership on the Effective Date and initialed by the Contributor and Partnership (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article III.

SECTION 3.2 ORGANIZATION. The Contributor is a corporation which is duly organized, validly existing, and in good standing under the laws of its state (or jurisdiction) of incorporation, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Contributor is duly qualified and in good standing as a foreign corporation authorized to do business in each other state (or jurisdiction) in which the character of the properties owned or held under lease by the Contributor, or the nature of the business transacted by the Contributor, makes such qualification necessary (except where the failure to so qualify would not have a material adverse effect on the business or financial condition of the Contributor or the Contributed Assets). The copy of the Certificate (or Articles) of Incorporation, and all amendments thereto, of the Contributor, as certified by the Secretary of State (or equivalent official) of the state (or jurisdiction) of its incorporation, and the bylaws, as amended to date, of the Contributor, as certified by its Secretary, and delivered to the Partnership, are true, complete, and correct copies of the respective Certificate (or Articles) of Incorporation and bylaws, as amended and presently in effect, of the Contributor.

SECTION 3.3 AUTHORIZATION. The Contributor has the corporate power and authority to execute and deliver this Agreement, the Partnership Agreement, and the Conveyance Instruments, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Contributor of this Agreement, the Partnership Agreement, and the Conveyance Instruments, as the case may be, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of the Contributor, and no other corporate proceedings on the part of the Contributor or any other person or entity, whether pursuant to the Certificate (or Articles) of Incorporation or bylaws of the Contributor, or by law or otherwise (including any notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body, or any bank, bonding company, lender, surety, customer, supplier, or any other Person whatsoever) are necessary to authorize the Contributor to enter into this Agreement, the Partnership Agreement, or the Conveyance Instruments, as the case may be, or to consummate the transactions contemplated hereby or thereby. This

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Agreement, the Partnership Agreement, and the Conveyance Instruments, if any, each has been duly executed and delivered by the Contributor, and are the legal, valid, and binding obligation of the Contributor, enforceable against the Contributor in accordance with their terms.

SECTION 3.4 NO CONSENT OR VIOLATION. Neither the execution, delivery, and performance by the Contributor of this Agreement, the Partnership Agreement, or the Conveyance Instruments, if any, nor the consummation by the Contributor of the transactions contemplated hereby and thereby, will either, (a) require any consent, approval, authorization, permit, filing, or registration with any governmental authority (except pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976), (b) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which the Contributor or any of its assets is subject, (c) violate any provision of the Articles of Incorporation or Bylaws of the Contributor, or (d) violate or result in (whether with the giving of notice or the lapse of time or both) the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any security interest or other encumbrance upon any of the property of the Contributor (including the Contributed Assets) pursuant to any provision of any mortgage, lien, lease, contract, agreement, license, or instrument to which the Contributor is a party or by which any of its assets (including the Contributed Assets) is bound. The execution, delivery and performance of this Agreement, the Partnership Agreement, and the Conveyance Instruments, if any, by the Contributor do not and will not violate or conflict with any other restriction of any kind or character to which the Contributor is subject or by which any of its assets may be bound, and the same do not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which the Contributor is a party or by which any of its assets are bound.

SECTION 3.5 LITIGATION. There is no legal action or administrative proceeding, investigation or claim pending or, to the best of the knowledge of the Contributor, threatened against the Contributor or affecting, or that could affect, any of the Contributed Assets, and the Contributor does not know of any basis for any such action, proceeding, investigation or claim. The Contributor is not subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Contributor or to its business, assets, operations or employees.

SECTION 3.6 TAXES. All Tax Returns required to be filed by or with respect to the Contributor have been timely filed with appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed for all periods ending on or prior to the Effective Date. All Taxes due from or with respect to the Contributor for all periods ending on or prior to the Effective Date have been fully paid. There are no federal, state or local tax liens upon any property or assets of the Contributor. There are no tax deficiencies owing by the Contributor, and there is not currently pending any audit of the Contributor with respect to any Taxes.

SECTION 3.7 BROKERS. The Contributor will not incur any broker’s, finder’s, investment banking, or similar fee in connection with the transactions contemplated by this Agreement and the Contributor has not made any statement or representation that could form the basis for any claim for any such fee.

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SECTION 3.8 INFORMATION FURNISHED. All information furnished to the Partnership by the Contributor whether or not herein or in any exhibit hereto, is true, correct and complete in all material respects. Such information states all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete in all material respects.

ARTICLE IV

OTHER COVENANTS AND AGREEMENTS

SECTION 4.1 FURTHER ACTIONS. At the request of the Partnership from time to time, a Contributor shall, without further consideration, and at its sole cost and expense, take such actions (in addition to executing and delivering the Conveyance Instruments) as may reasonably be necessary or appropriate in order to consummate more effectively the transactions contemplated by this Agreement and the Partnership Agreement. Each Contributor hereby appoints and constitutes, effective as of the Effective Date, the Managing Partner (and its successors and permitted assigns) as the true and lawful attorney of the Contributor with full power of substitution in the name of the Partnership or in the name of the Contributor, but for the benefit of the Partnership, to collect for the account of the Partnership any assets conveyed hereunder, and to institute and prosecute all proceedings which the Partnership may in its reasonable discretion deem proper in order to assert or enforce any rights, title, or interest in, to, or under the assets, and to defend or compromise any and all actions, suits or proceedings with respect to the assets. The Partnership shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as in respect thereof.

SECTION 4.2 INDEMNIFICATION.

4.2.1 Survival. With respect to each Contributor, all representations and warranties of the Contributor contained in this Agreement, or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement, shall survive the closing of the transactions hereunder (even if the Partnership knew or had reason to know of any misrepresentation or breach of warranty at the time of the closing), and shall continue in full force and effect for a period of 24 months after the Effective Date; provided, however, that representations and warranties regarding the Contributor’s Liabilities for Taxes shall continue in full force and effect until 30 days after the date of expiration of the statute of limitations for collection of such Liabilities for Taxes in question. No claim for indemnification may be made with respect to any breach of any representation or warranty unless written notice of such claim has been given to the Contributor on or before the date on which the effectiveness of the representation or warranty expires pursuant to the foregoing sentence of this Section 4.6.1. The covenants and agreements set forth in this Agreement, and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated by this Agreement, shall survive for the maximum period permitted by law.

4.2.2 Indemnification Based on Agreement. With respect to each Contributor, the Contributor shall indemnify and hold the Indemnified Parties harmless from and against any and all

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claims, demands, charges, losses, damages, penalties, fines, costs or other liabilities and obligations, including, without limitation, reasonable attorneys’ and accountants’ fees and other costs and expenses of the Indemnified Party incurred as an incident thereto (collectively, “Damages”), of or to third parties arising out of, based on, or relating to any facts or circumstances that would constitute a breach by it of any representation, warranty, covenant, or agreement contained herein or in any agreement executed pursuant hereto.

4.2.3 Indemnification For Certain Additional Matters. With respect to each Contributor, the Contributor shall indemnify and hold the Indemnified Parties harmless from and against any and all Damages arising out of: (a) any Taxes due from or owed by the Contributor, including any Taxes arising from the transfer of the Contributed Assets pursuant to this Agreement; and (b) any other Liabilities of the Contributor (all of which remain the sole responsibility of the Contributor pursuant to Section 2.3 of this Agreement).

4.2.4 Notification and Delivery. The Indemnified Party shall notify the Contributor in question of the existence of any claim or demand, including the commencement of any action, suit, or proceeding, to which any of the Contributor’s obligations under this Section 4.6 may apply not more than 15 days after a claim or demand for which the Indemnified Party may seek indemnification under this Section 4.6 is asserted against the Indemnified Party. Thereafter, the Indemnified Party shall deliver copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim or demand to the Contributor promptly (and in any event within 10 days) after the Indemnified Party receives the notice or document. Any failure by the Indemnified Party to comply with the notice and delivery requirements of this Section 4.6.4 shall relieve the Contributor of its obligations under this Section 4.6 only to the extent that the Contributor has been prejudiced by the lack of timely and adequate notice or delivery; provided, however, that the Contributor shall not be liable for any expenses incurred by the Indemnified Party during the noncompliant period before notice or delivery is made.

4.2.5 Defense and Settlement. The Indemnified Party shall cooperate with the Contributor in question in order to give the Contributor a reasonable opportunity to defend a claim or demand with respect to which notice is given under Section 4.6.4 at the Contributor’s own expense and with counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If the Contributor shall, within a reasonable time after the notice given pursuant to Section 4.6.4, fail to reasonably defend against the claim or demand, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or demand on behalf, for the account, and at the risk of the Contributor. If the claim or demand is one that cannot by its nature be defended solely by the Contributor, then the Indemnified Party shall make available all information and assistance that the Contributor may reasonably request.

4.2.6 Indemnification Provisions Exclusive. The foregoing provisions of this Section 4.2 constitute the exclusive method for compensating the other parties for, or indemnifying the other parties against, claims relating to the transactions contemplated by this Agreement.

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SECTION 4.3 DISPUTE RESOLUTION PROCEDURES. The Contributors and the Partnership each have entered into this Agreement in good faith and in the belief that it is mutually advantageous to them. It is with this spirit of cooperation that they pledge to attempt to resolve any dispute amicably without the necessity of litigation. Accordingly, if a dispute arises relating to this Agreement, the parties shall first utilize the Procedure (as specified in Article XV of the Partnership Agreement, but not including Section 15.13 thereof) prior to the commencement of any legal action.

ARTICLE V

MISCELLANEOUS

SECTION 5.1 ENTIRE AGREEMENT. This Agreement, together with the Partnership Agreement and Distribution Agreement, sets forth the entire agreement among the parties with respect to the subject matter contained herein and therein, and supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof and thereof.

SECTION 5.2 SPECIFIC PERFORMANCE. Each of the parties acknowledge that money damages would not be sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party’s right to specific performance under this Section 5.2 shall be in addition to all other legal or equitable remedies available to such party.

SECTION 5.3 NOTICES. All notices, requests, demands, claims, and other communications pertaining to this Agreement (“Notices”) must be in writing, must be sent to the addressee at the address set forth in this Section, or at such other address as the addressee has designated by a Notice given in the manner set forth in this Section, and must be sent by telegram, telex, facsimile, electronic mail, courier, or prepaid, certified U.S. mail. Notices will be deemed given (a) when received if (i) sent by telegram, telex, electronic mail or facsimile, and (ii) received between the hours of 8:00 a.m. and 5:00 p.m., local time of the destination address, on a business day (with confirmation of completed transmission sufficing as prima facie evidence of receipt of a notice sent by telex, telecopy, electronic mail, or facsimile), and (b) when delivered and receipted for (or when attempted delivery is refused at the address where sent) if sent by courier or by certified U.S. mail. Notices sent by telegram, telex, electronic mail, or facsimile and received after 5:00 p.m. any day and before 7:59 a.m. the next business day, local time of the destination address, will be deemed given at 8:00 a.m. on such next business day. The addresses for Notice are as follows:

Contributors:	Louisiana Unwired LLC Post Office Box 3709 One Lakeshore Drive, Suite 1900 Lake Charles, Louisiana 70629 Facsimile No.: (318) 497-3479 Telephone No.: (318) 436-9000 Attention: Thomas A. Henning

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Fort Bend Telephone Company 1260 Pin Oak Road Katy, Texas 77493 Facsimile No.: (281) 396-5524 Telephone No.: (281) 396-5759 Attention: George V. Head

XIT Leasing, Inc. P.O. Box 2008 314 W Texas Brazoria, Texas 77422 Facsimile No.: (409) 798-3005 Telephone No.: (409) 798-2121 Attention: Gilbert R. Rasco

Partnership:

Texas Unwired

c/o Louisiana Unwired LLC

P. O. Box 3709

One Lakeshore Drive, Suite 1900

Lake Charles, Louisiana 70629

Facsimile No.: (318) 497-3479

Telephone No.: (318) 436-9000

Attention: Thomas A. Henning

SECTION 5.4 BINDING EFFECT. Every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

SECTION 5.5 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Partnership and the Contributor. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 5.6 CONSTRUCTION. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party. The terms of this Agreement are intended to embody the economic relationship among the parties and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

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SECTION 5.7 HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

SECTION 5.8 SEVERABILITY. Except as provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 5.7 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

SECTION 5.9 INCORPORATION BY REFERENCE. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

SECTION 5.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

SECTION 5.11 GOVERNING LAW. THE LAWS OF THE STATE OF LOUISIANA SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE PARTNERS.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties have entered into this Agreement of Partnership as of the date first above set forth.

PARTNERSHIP

TEXAS UNWIRED by Louisiana Unwired LLC., its Managing Partner

By:

Name:

Title:

CONTRIBUTORS

LOUISIANA UNWIRED LLC

By:

Name:

Title:

FORT BEND TELEPHONE COMPANY

By:

Name:

Title:

XIT LEASING, INC.

By:

Name:

Title:

[FORM OF AGREEMENT: DO NOT EXECUTE]

SCHEDULE I

PARTNERSHIP AGREEMENT

OF

TEXAS UNWIRED

Compensation to Louisiana Unwired, LLC as Managing Partner shall be $1,000.00 per month until amended by the Partnership.

FIRST AMENDMENT TO

PARTNERSHIP AGREEMENT OF

TEXAS UNWIRED

A Louisiana General Partnership

THIS FIRST AMENDMENT TO PARTNERSHIP AGREEMENT OF TEXAS UNWIRED (this “Amendment”) is made and entered into effective as of May 11, 2000, by and among all of the partners of TEXAS UNWIRED, a Louisiana general partnership (the “Partnership”), as shown on the signature page hereof (the “Partners”).

RECITALS

WHEREAS, the Partnership was formed pursuant to that certain Partnership Agreement made and entered into effective as of October 22, 1999 (the “Partnership Agreement”) by and between the Partners; and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Partnership Agreement;

WHEREAS, pursuant to that certain Agreement of Conveyance, Assignment and Assumption made and entered into effective as May 11, 2000, by and among FORT BEND TELEPHONE COMPANY (“Assignor”), a Texas Corporation, FORT BEND COMMUNICATION COMPANIES, INC., a Texas corporation, BWI MANAGEMENT, LLC, a Texas limited liability company, and BUTLER WADDELL INTERESTS, LTD., a Texas limited partnership (the “Assignee”), and as acknowledged by the Partners, Assignee assumed all of Assignor’s right, title and interest as a Partner of the Partnership and was admitted to the Partnership as substitute Partner in the place and stead of the Assignor;

WHEREAS, the Partners desire to amend and restate the Partnership Agreement as hereinafter provided to reflect Assignee’s admission to the Partnership as a substitute Partner;

NOW, THEREFORE, in consideration of the Recitals and the mutual covenants, agreements, and benefits to be obtained hereby and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

AGREEMENT

1. Schedule A of the Partnership Agreement is hereby amended and restated in its entirety by replacing such Schedule A with the revised Schedule A attached hereto.

2. As amended by this Amendment, the Partnership Agreement shall remain unchanged and in full force and effect by and among the Partners.

3. This Amendment may be executed in multiple original counterparts, each of which having the force and effect of an original, and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the Partners have executed this Amendment effective as of the date first above written.

PARTNERS;

LOUISIANA UNWIRED LLC

By:	/s/ Thomas G. Henning

Name:	Thomas G. Henning

Title:	Assistant Manager

BUTLER WADDELL INTERESTS, LTD.

By:	/s/ Douglas A. Heath

Name:	Douglas A. Heath

Title:	Vice President

XIT LEASING, INC.

By:	/s/ John H. Greenberg

Name:	John H. Greenberg

Title:	President

EXHIBIT A

PARTNERSHIP AGREEMENT

OF

TEXAS UNWIRED

Partner Names & Addresses	Capital Account	Units
Louisiana Unwired LLC Post Office Box 3709 One Lakeshore Drive, Suite 1900 Lake Charles, Louisiana 70629		$80.0
Butler Waddell Interests, Ltd. 2012 Avenue G Rosenberg, Texas 77471		$15.0
XIT Leasing, Inc. P.O. Box 2008 314W Texas Brazoria, Texas 77422		$5.0